    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            MGC COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

          NEVADA                        4813                      88-0360042
      (State or other             (Primary Standard            (I.R.S. Employer
      Jurisdiction of                Industrial               Identification No.)
     incorporation or        Classification Code Number)
       organization)
  3165 PALMS CENTRE DRIVE                                    KENT F. HEYMAN, ESQ.
  LAS VEGAS, NEVADA 89103                                   3165 PALMS CENTRE DRIVE
      (702) 310-1000                                        LAS VEGAS, NEVADA 89103
  (Address, including zip                                       (702) 310-1000
         code, and                                          (Address, including zip
telephone number including                                         code, and
        area code,                                        telephone number including
 of registrant's principal                                        area code,
    executive offices)                                       of agent for service)

                             ---------------------
                                   COPIES TO:

                            ROBERT B. GOLDBERG, ESQ.
                 ELLIS, FUNK, GOLDBERG, LABOVITZ & DOKSON, P.C.
                      3490 PIEDMONT ROAD, N.E., SUITE 400
                             ATLANTA, GEORGIA 30305
                                 (404) 233-2800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                           PROPOSED             PROPOSED
                                        AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES        TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
        TO BE REGISTERED              REGISTERED        PER SECURITY(1)      OFFERING PRICE             FEE
-------------------------------------------------------------------------------------------------------------------
13% Senior Secured Notes due
  2004...........................    $160,000,000            100%             $160,000,000          $48,484.84
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            MGC COMMUNICATIONS, INC.

                             CROSS REFERENCE SHEET
     PURSUANT TO ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION IN THE
                                   PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

           ITEM NUMBER AND CAPTION IN FORM S-4                    LOCATION OR CAPTION IN PROSPECTUS
           -----------------------------------                    ---------------------------------
A. INFORMATION ABOUT THE TRANSACTION.
      1.  Forepart of the Registration Statement and
            Outside Front Cover Page of Prospectus.......  Cover Page of Registration Statement; Cross
                                                             Reference Sheet; Outside Front Cover Page
      2.  Inside Front and Outside Back Cover Pages of
            Prospectus...................................  Inside Front Cover Page; Outside Back Cover
                                                             Page
      3.  Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information................  Prospectus Summary; Risk Factors; Business;
                                                             Selected Historical Financial Data
      4.  Terms of the Transaction.......................  Prospectus Summary; The Exchange Offer;
                                                             Description of the Exchange Notes; United
                                                             States Federal Income Tax Consequences of the
                                                             Exchange of Notes
      5.  Pro Forma Financial Information................  Prospectus Summary; Selected Historical
                                                             Financial Data
      6.  Material Contacts with the Company being
            Acquired.....................................  Not Applicable
      7.  Additional Information Required for Reoffering
            by Persons and Parties Deemed to be
            Underwriters.................................  Not Applicable
      8.  Interests of Named Experts and Counsel.........  Legal Matters
      9.  Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities..................................  Not Applicable
B. INFORMATION ABOUT THE REGISTRANT.
     10.  Information With Respect to S-3 Registrants....  Not Applicable
     11.  Incorporation of Certain Information by
            Reference....................................  Not Applicable
     12.  Information With Respect to S-2 or S-3
            Registrants..................................  Not Applicable
     13.  Incorporation of Certain Information by
            Reference....................................  Not Applicable
     14.  Information With Respect to Registrants Other
            Than S-2 or S-3 Registrants..................  Prospectus Summary; Risk Factors;
                                                             Capitalization; Management's Discussion and
                                                             Analysis of Financial Condition and Results
                                                             of Operations; Selected Historical Financial
                                                             Data; Business; Management; Principal
                                                             Stockholders; Description of the Exchange
                                                             Notes; Financial Statements
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
     15.  Information With Respect to S-3 Companies......  Not Applicable
     16.  Information With Respect to S-2 or S-3
            Companies....................................  Not Applicable
     17.  Information With Respect to Companies Other
            Than S-2 or S-3 Companies....................  Not Applicable
D. VOTING AND MANAGEMENT INFORMATION.
     18.  Information if Proxies, Consents or Other
            Authorizations are to be Solicited...........  Not Applicable
     19.  Information if Proxies, Consents or Other
            Authorizations are not to be Solicited or in
            an Exchange Offer............................  Management

                 SUBJECT TO COMPLETION, DATED OCTOBER 28, 1997
PROSPECTUS
[LOGO]                      MGC COMMUNICATIONS, INC.

                               OFFER TO EXCHANGE
                   13% SERIES B SENIOR SECURED NOTES DUE 2004
                                      FOR
               ALL OUTSTANDING 13% SENIOR SECURED NOTES DUE 2004

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME
                  ON                  , 1998, UNLESS EXTENDED.
                             ---------------------
    MGC Communications, Inc., a Nevada corporation (the "Company"), hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $160,000,000 of its registered 13% Series B Senior Secured Notes Due 2004 (the "Exchange Notes") for up to an aggregate principal amount of $160,000,000 of its outstanding unregistered 13% Senior Secured Notes Due 2004 (the "Outstanding Notes"). The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Outstanding Notes. The Exchange Notes and the Outstanding Notes are sometimes referred to collectively as the "Notes."

    Interest on the Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 1998. At the closing of the sale of the Notes, the Company used a portion of the net proceeds (approximately $56.8 million) to purchase a portfolio of Government Securities (as defined)(the "Pledged Securities") representing funds sufficient to provide for payment in full of interest on the Notes through October 1, 2000. The Pledged Securities are pledged as security for repayment of principal of and interest on the Notes. In addition, the Notes are and will be secured by a security interest in certain Telecommunications Equipment (as defined) currently owned by the Company and by a first priority security interest in certain Telecommunications Equipment acquired by the Company after the Issue Date (as defined). See "Description of the Exchange Notes--Security."

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2001, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. In the event of a Change of Control, holders of the Exchange Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

    The Exchange Notes will be senior secured obligations of the Company, will rank pari passu in right of payment with all existing and future senior Indebtedness (as defined) of the Company, except with respect to the Telecommunications Equipment securing the Notes, and will rank senior in right of payment to any future subordinated Indebtedness of the Company. Holders of other secured Indebtedness of the Company will, however, have claims prior to the claims of the holders of the Notes with respect to the assets securing such other Indebtedness. As of June 30, 1997, on a pro forma basis after giving effect to the sale of the Notes and the offering (the "Preferred Stock Offering") of a new series of convertible preferred stock (the "Convertible Preferred Stock") by the Company to generate an aggregate gross proceeds of at least $15.0 million, the Company would have had approximately $159.4 million of senior Indebtedness outstanding, including current liabilities. Excluding the Notes, $4.4 million of such Indebtedness would have been secured. The indenture pursuant to which the Notes will be issued will limit the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional Indebtedness. The terms of the Preferred Stock Offering have not yet been determined.

    The Issuer will accept for exchange any and all Outstanding Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York time, on
           , 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). The Exchange Offer will not in any event be extended to a
date beyond            , 1998. Tenders of Outstanding Notes may be withdrawn at
any time prior to 5:00 p.m., New York time, on the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Outstanding Notes with respect to the Exchange Offer, the Company will promptly return the Outstanding Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Outstanding Notes may be tendered only in integral multiples of $1,000.
                             ---------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------
               The date of this Prospectus is             , 1997.

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated September 29, 1997 (the "Registration Rights Agreement") by and among the Company and Bear, Stearns & Co. Inc. and Furman Selz LLC, as the initial purchasers (the "Initial Purchasers") with respect to the initial sale of the Outstanding Notes. Based on positions taken by the staff of the Securities and Exchange Commission (the "Commission") that have been enunciated in no-action letters issued in Exxon Capital Holdings Corp. (available April 13, 1989) and Morgan Stanley & Co. Inc. (available June 5, 1991), among others, the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that the Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and is not engaged in and does not intend to engage in a distribution of the Exchange Notes. Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Outstanding Notes if such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 365 days after the effective date of the Registration Statement of which this Prospectus is a part, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes or the price at which holders would be able to sell the Exchange Notes. The Issuer does not intend to list the Exchange Notes for trading on any national securities exchange or over-the-counter market system. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers have advised the Company that it currently intends to make a market in the Exchange Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay certain expenses incident to the Exchange Offer.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER, OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                       (i)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................   (ii)
Summary of Prospectus.......................................     1
Risk Factors................................................    11
Use of Proceeds.............................................    17
Capitalization..............................................    18
The Exchange Offer..........................................    19
Selected Historical Financial Data..........................    26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    28
Business....................................................    31
Management..................................................    44
Principal Stockholders......................................    49
Certain Transactions........................................    50
Description of the Exchange Notes...........................    51
United States Federal Income Tax Consequences of the
  Exchange of Notes.........................................    81
Plan of Distribution........................................    81
Legal Matters...............................................    82
Experts.....................................................    82
Financial Statements........................................   F-1

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of such material can be obtained from the Company upon request.

     The Company has agreed to file with the Commission, to the extent permitted, and distribute to holders of the Exchange Notes reports, information and documents specified in Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so long as the Exchange Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. While any Exchange Notes remain outstanding, the Company will make available, upon request, to any holder of the Exchange Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Vice
President -- General Counsel of the Company at 3165 Palms Centre Drive, Las Vegas, Nevada, 89103, telephone number (702) 310-1000.

                                      (ii)

                             SUMMARY OF PROSPECTUS

     The following summary is qualified in its entirety by, and should be read in conjunction with, the information and financial statements (including the notes thereto) included elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth in "Risk Factors." References in this Prospectus to the "Company" mean MGC Communications, Inc. Certain terms used herein are defined in the Glossary attached hereto as Annex A. This Prospectus contains certain "forward-looking statements" concerning the Company's operations, economic performance and financial condition, which are subject to inherent uncertainties and risks, including those identified under "Risk Factors." Actual results could differ materially from those anticipated in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

                                  THE COMPANY

     MGC Communications, Inc. ("MGC" or the "Company") is a rapidly growing, switched-based provider of telecommunications services, offering competitive local exchange ("CLEC") services to small business and residential users. The Company focuses primarily on offering switched local dialtone and enhanced calling features such as voice mail, call waiting and call forwarding ("basic telephone services"). These services are required by virtually all users of telecommunications. Beginning in the fall of 1997, the Company intends to integrate long distance services with its local service offerings. The Company provides its basic telephone services through the leasing of unbundled network elements provided by incumbent local exchange carriers ("ILECs") and through the leasing of dedicated transport to the Company's combined local and long distance Nortel DMS 500 switches. The Company began its operations in Las Vegas in December 1996 and expects to be operational in suburban Atlanta and Los Angeles by the end of 1997. At September 30, 1997, the Company had 12,482 access lines in service. Of the lines in service, 7,564 were business and 4,918 were residential. During September 1997, the Company sold 2,851 access lines and placed 684 net lines in service. The Company has used the results of its experience in Las Vegas to refine its strategy, products and customer service procedures and to develop a sophisticated back office operation.

     The Company intends to continue expanding its markets by targeting residential and small business users in suburban areas of large metropolitan markets. After the initiation of service in Atlanta and Los Angeles, the Company intends to expand its operations to an additional seven markets in 1998 and an additional seven markets in 1999. As of September 30, 1997, the Company has obtained CLEC certification in four states (with one application pending), has completed interconnection agreements with five ILECs (with an additional four in negotiation) and has negotiated transport arrangements with a long distance carrier.

     The Company believes the implementation of its network architecture represents a low risk, demand driven approach requiring less capital deployment than that required for the buildout of a fiber optic infrastructure. The Company's network is comprised of leased, unbundled elements of the ILEC's network coupled with the collocation of Company owned equipment in the ILEC's central offices ("COs"). The Company adds transport capacity on an incremental basis with the addition of new customers, and utilizes compression technology to reduce its transport costs. Management believes the Company's network architecture and equipment installation plans will enable it to (i) increase the size of its addressable market to reach a significant number of potential customers, and (ii) achieve efficient network operations and economies of scale in sales and marketing.

     Management believes offering superior customer service is critical to achieving its goal of capturing market share. The Company is continually enhancing its service approach which utilizes a well-trained team of customer sales and service representatives to coordinate customer installation, billing and service. A comprehensive back office support system is also a critical component of the Company's service goal. The Company has installed a fully automated, proprietary management information system which is designed to provide comprehensive, integrated features addressing all aspects of its business, including customer care and billing, general ledger, payroll, fixed asset management, purchasing and personnel. The Company believes this system is readily adaptable to changing circumstances and is scalable to support the Company's operations throughout its expected growth.

     Key components of the Company's operating strategy are described below.

BUSINESS STRATEGY

     Early in Addressing Tier II Sectors of Tier I Markets. In order to gain and sustain a competitive advantage, the Company intends to move quickly to implement its switch-based, unbundled transport networks. MGC believes it is currently the only CLEC utilizing as its exclusive network strategy the employment of combined local and long distance switches and unbundled transport and local loops to target small business and residential customers in suburban areas of Tier I markets. The Company is targeting these suburban areas because they have concentrated numbers of basic telephone service users, such as small businesses (3-50 lines), pay phone operators, multiple dwelling unit customers and single family residences. The Company believes its only significant switch-based competition is the ILEC in its target market segments.

     Success Based Capital Deployment. Virtually all of the Company's planned capital expenditures are related to switching and incremental infrastructure resulting from additions of new revenue generating customers. Management believes this provides for a low risk profile to the Company's planned capital deployment and will provide an attractive return on invested capital.

     Provide Simplified Product Offerings. MGC's target market segment is comprised of basic telephone service users. While requiring sophistication for their delivery, the Company's products and services are perceived as simple, basic solutions. The Company has consciously narrowed its offerings, choosing not to sell more complex telephone or data solutions or resell other complex products at this time. Currently, the Company believes most CLECs which are bundling such services are focused on larger businesses that require a wider range of telecommunications products for their more sophisticated needs.

     Provide Superior Customer Service. The Company believes superior customer service will be critical to the success of its expansion plan. The Company's proprietary customer-focused management information system allows immediate access to the Company's customer data, enabling quick and effective responses to customer requests and needs at any time. This system permits the Company to present its customers with one fully integrated monthly billing statement for all basic telephone services. In addition, by having a centralized call center in Las Vegas, which will handle all inquiries and orders for new service, the Company should be able to control personnel and related training to a greater degree than if call centers were maintained in each market.

     Targeted Sales and Marketing Effort. The Company's sales programs include direct sales efforts, vendor and affinity programs, direct mail and telemarketing. The Company has both local and national sales personnel. The Company's national sales group concentrates on large basic telephone service users such as multi-tenant buildings, pay phone operators and wholesale customers. The local sales group coordinates activities with equipment vendors and affinity groups and also assists with the national sales efforts. They also make selective calls on business customers who have large basic telephone service requirements which may not be solicited by the Company's national group.

     Leverage Sophisticated Information System and Centralized Call Center. The Company's proprietary management information system enables the user to record, maintain and retrieve all customer information in one environment, including such customer's services, equipment and billing.

     Capitalize on Management Expertise. The Company has recruited a team of experienced business executives with entrepreneurial backgrounds. Maurice J. Gallagher, Jr., the Chairman, has been a founder of a number of start-up businesses, including ValuJet and BankServ. Nield J. Montgomery, CEO and President, has over 34 years of telephone experience, most recently with ICG Communications, Inc. ("ICG"). Other executives have held senior management positions at major telecommunications companies, including, among others, Sprint, Centel, NYNEX, Contel and GTE.

NETWORK STRATEGY

     Accelerate Provision of Local Exchange Services. To accelerate provisioning of local exchange service, the Company selects larger markets with a relatively cooperative ILEC and a pro-competitive regulatory environment. The Telecommunications Act of 1996 (the "Act") significantly improved the opportunity for competition in the local exchange market by mandating ILECs to enter into agreements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes implementation of such pro-competitive policies creates favorable opportunities to more aggressively pursue the provisioning of local exchange services. The Company has interconnection agreements in place with BellSouth Telecommunications, Inc. ("BellSouth"), GTE, Pacific Bell ("PacBell"), Sprint Central Telephone of Nevada, and Ameritech Information Industry Services ("Ameritech") and expects to have agreements with New England Telephone & Telegraph Company ("NYNEX") in Massachusetts, Southwestern Bell Telephone Company ("Southwestern Bell") in Texas, Bell Atlantic in Pennsylvania and Central Telephone Company of Illinois. The Company believes it is well-positioned to add switches and associated services with minimal increases in support infrastructure.

     Low Cost Network Architecture. One of the most critical elements of creating a low cost structure is a service provider's decision as to the type of network to build. MGC has chosen to exclusively build a switch-based network and to lease the necessary transport and local loops on an incremental basis, as demand dictates, from ILECs and CAP/CLECs. As a result, the Company will not be burdened by the carrying cost of a constructed transport network. MGC believes this low-cost approach will allow the Company to precisely target its capital expenditures to the specifics of each market and developing conditions.

     The Company believes it will be able to lease the necessary transport at reasonable prices. Prior to the Act, the ILEC's fiber transport was subject to tariffs and usually priced substantially higher than a competing CAP/CLEC. With the passage of the Act and subsequent state initiatives and introduction of facilities-based competition, management believes network elements have become available at cost-based prices and basic transport services have become available at competitive prices. Most of MGC's targeted markets have numerous competing transport suppliers with attractive unbundled transport prices.

     Control Customer Elements of the Networks. Connection to customers represents an important component of MGC's network strategy. Network control issues of the Company's architecture are different from those of other CLECs. MGC does not have to contend with local governments or landlords to obtain permits or consents to construct its network, but rather with the ILEC to acquire local loops. While this interface can be challenging, it has proven to be a manageable process to date. Once a line has been leased from an ILEC, MGC achieves control of its network similar to other CLECs. Specifically, all changes to features, additions and billing are under the direct control of the Company with the exception of repairs which are infrequent and may require the participation of the ILEC's network maintenance staff.

     Create a Uniform Technological Platform. A critical component of the Company's low cost formula is the ability to standardize its switch configuration. Unlike a traditional long distance or local switch, the Nortel DMS 500 switch enables the Company to provide local and long distance services from a single platform. The Company believes having a standardized switch platform will enable it to (i) deploy features and functions quickly in all of its networks, (ii) expand switch capacity in a cost effective manner, (iii) lower maintenance costs through reduced training and spare parts requirements and (iv) pursue a "switch in the box" rapid network deployment solution (under development with Nortel) which should allow the Company to rapidly enter new markets. In addition, the scalability and capacity of its switches will allow the Company to switch calls from more than one market, which enhances the Company's ability to benefit from a clustered approach to the building of its networks.

                         RECENT REGULATORY DEVELOPMENTS

     The Act and the issuance by the Federal Communications Commission ("FCC") of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILECs and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. On July 18, 1997, the U.S.

Court of Appeals for the Eighth Circuit issued a final decision vacating the FCC's interconnection pricing rules and "most favored nation" rules as well as certain other FCC interconnection rules. See "Business -- Regulation." Despite this action, the Company's analysis shows interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the Act and the Company's business plan. On October 14, 1997, the U.S. Court of Appeals for the Eighth Circuit ruled that ILECs are under no obligation to provide AT&T or anyone else with a rebundled package of individual network elements. The Company believes that the impact of this ruling is neutral to the Company in light of the Company's switch-based network strategy employing unbundled network elements and may be beneficial in the short-term by delaying entrance into the local service market by IXC's such as AT&T.

     On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" ILECs and CLECs charge to interexchange carriers and end user customers. The Company believes the FCC's new access charge rules do not adversely affect the Company's business plan, and they in fact present significant opportunities for new entrants, including the Company. Aspects of the access charge order may be changed in the future. At least ten parties have filed appeals with federal courts, and numerous parties have asked the FCC to reconsider portions of its new rules.

                               FINANCING STRATEGY

     The Company commenced operations in Las Vegas in December 1996 and expects to be fully operational in its targeted Atlanta and Los Angeles markets by the end of 1997. The Company intends to expand its operations to an additional seven markets in 1998 and an additional seven markets in 1999. MGC expects the available net proceeds of the sale of the Notes and the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, together with cash on hand, will be sufficient to finance this expansion, but it will need to secure additional financing to enter new markets thereafter. The Company's actual cash requirement for its expansion through 1999 will vary based upon the timing and success of MGC's roll out of services in its targeted markets. If demand for the Company's services is less than expected, the Company may require additional financing at an earlier date although the Company should be able to reduce certain costs that are, to a large extent, demand driven or delay its entry into various of its targeted markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                               THE EXCHANGE OFFER

THE EXCHANGE NOTES.........  The form and terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such registration rights described below under "Description of the Exchange Notes."

THE EXCHANGE OFFER.........  The Company is offering to exchange up to
                             $160,000,000 aggregate principal amount of registered 13% Series B Senior Secured Notes due 2004 (the "Exchange Notes") for up to $160,000,000 aggregate principal amount of its outstanding unregistered 13% Senior Secured Notes due 2004 (the "Outstanding Notes"). Outstanding Notes may be exchanged only in integral multiples of $1,000.

EXPIRATION DATE; WITHDRAWAL
  OF TENDER................  The Exchange Offer will expire at 5:00 p.m., New
                             York time, on           1998, or such later date
                             and time to which it is extended by the Company. The Exchange Offer will not in any event be
                             extended to a date beyond             , 1998. The
                             tender of Outstanding Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

CERTAIN CONDITIONS TO THE
  EXCHANGE OFFER...........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must either: (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Outstanding Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein, or (ii) if such Outstanding Notes are tendered pursuant to the procedures for book-entry transfer set forth herein, a holder tendering Outstanding Notes may transmit an Agent's Message (as defined) to the Exchange Agent in lieu of the Letter of Transmittal, in either case on or prior to the Expiration Date. By executing the Letter of Transmittal (or by having been deemed to have executed the Letter of Transmittal, in the event of delivery of an Agent's Message), each holder will represent to the Company that, among other things,
                             (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business,
                             (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

INTEREST ON THE EXCHANGE
  NOTES....................  The Exchange Notes will bear interest at the rate of 13% per annum, payable semi-annually on April 1 and October 1, commencing April 1, 1998, to holders of record on the immediately preceding March 15 and September 15, respectively. Holders of the Exchange Notes will receive interest on April 1, 1998 from the later of the date of initial issuance of the Outstanding Notes or the most recent date to which interest has been paid thereon.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Outstanding Notes in the Exchange Offer should contact such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Notes who wish to tender their
                             Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

REGISTRATION
  REQUIREMENTS.............  The Company has agreed to use its best efforts to consummate the Exchange Offer to offer holders of the Outstanding Notes an opportunity to exchange their Outstanding Notes for the Exchange Notes which will be issued without legends restricting the transfer thereof. If the Company is not permitted to effect the Exchange Offer under certain previously enunciated positions of the staff of the Commission, or in certain other circumstances, the Company has agreed to file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Outstanding Notes and to use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep the Shelf Registration Statement effective until 365 days after the effective date thereof.

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS...........  For a discussion of certain federal income tax considerations relating to the exchange of Notes, see "United States Federal Income Tax Consequences of the Exchange of Notes."

USE OF PROCEEDS............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

EXCHANGE AGENT.............  Marine Midland Bank is the Exchange Agent. The
                             address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

                               THE EXCHANGE NOTES

MATURITY...................  October 1, 2004.

INTEREST...................  The Exchange Notes will bear interest at the rate of 13% per annum, payable semi-annually in arrears on April 1 and October 1, commencing April 1, 1998.

RANKING....................  The Exchange Notes will be senior secured obligations of the Company, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, except with respect to the Telecommunications Equipment securing the Notes, and will rank senior in right of payment to any future subordinated Indebtedness of the Company. Holders of secured Indebtedness of the Company will, however, have claims prior to the claims of the holders of the Notes with respect to the assets securing such other Indebtedness. As of June 30, 1997, on a pro forma basis after giving effect to the sale of the Notes and the Preferred Stock Offering, or the closing of the Common Stock Commitment, as the case may be, the total amount of senior Indebtedness outstanding of the Company, including current liabilities, was approximately $159.4 million. Excluding the Notes, $4.4 million of such Indebtedness was secured.

SECURITY...................  At the closing of the sale of the Notes, the
                             Company used a portion of the net proceeds thereof (approximately $56.8 million) to purchase Pledged Securities representing funds sufficient to provide for payment in full of interest on the Notes through October 1, 2000 and as security for repayment of principal of and interest on the Notes. Proceeds from the Pledged Securities may be used by the Company to make interest payments on the Notes through October 1, 2000. The actual amount of the net proceeds used to purchase Pledged Securities may vary depending upon the interest rates on Government Securities prevailing at the time of the purchase of the Pledged Securities. The Pledged Securities will be held by the Trustee (as defined) under the Pledge Agreement (as defined) pending disbursement. In addition, the Exchange Notes will be secured by a security interest in certain Telecommunications Equipment currently owned by the Company and by a first priority security interest in certain Telecommunications Equipment acquired by the Company after the Issue Date and prior to such time as the aggregate dollar value of the Company's purchases of Telecommunications Equipment subsequent to the Issue Date securing the Notes equals $100.0 million. See "Description of the Exchange Notes--Security."

OPTIONAL REDEMPTION........  The Notes may be redeemed at the option of the
                             Company, in whole or in part, on or after October 1, 2001, at a premium declining to par in 2003, plus accrued and unpaid interest and Liquidated Damages, if any, through the redemption date.

                             In the event of a sale by the Company prior to October 1, 2000 of its capital stock (other than Disqualified Stock (as defined)) in one or more Equity Offerings (as defined), up to a maximum of 35% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds thereof (but only to the extent such proceeds consist of cash or readily marketable cash equivalents) at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, provided at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption.

CHANGE OF CONTROL..........  In the event of a Change of Control, the holders of the Notes will have the right to require the Company to purchase the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

COVENANTS..................  The indenture pursuant to which the Exchange Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, acquire an aggregate of more than 20 switches until Consolidated EBITDA (as defined) is positive for each of two consecutive quarters (with certain exceptions), engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain circum-stances, the Company will be required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain asset sales. See "Description of the Exchange Notes--Certain Covenants."

EXCHANGE OFFER;
  REGISTRATION RIGHTS;
  LIQUIDATED
  DAMAGES..................  Pursuant to a Registration Rights Agreement (the
                             "Registration Rights Agreement") between the
                             Company and the Initial Purchasers, the Company has agreed to file a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange (the "Exchange Offer") the Notes for Exchange Notes (as defined). If (1) the Exchange Offer is not permitted by applicable law or (2) any holder of Transfer Restricted Securities (as defined) notifies the Company that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of such Transfer Restricted Securities by the holders thereof. The Registration Statement of which this Prospectus is a part has been filed to satisfy the Company's obligation to file the Exchange Offer Registration Statement. If the Company fails to satisfy these registration obligations, it will be required to pay liquidated damages ("Liquidated Damages") to the affected holders of Notes under certain circumstances. See "Description of the Exchange Notes--Registration Rights; Liquidated Damages."

     For additional information concerning the Notes and the definitions of certain capitalized terms used above, see "Description of the Exchange Notes" and "United States Federal Income Tax Consequences of the Exchange of Notes."

                                  RISK FACTORS

     See "Risk Factors" on page 11 for a discussion of certain factors that should be considered by holders of Outstanding Notes prior to tendering outstanding Notes in the Exchange Offer.

                             SUMMARY FINANCIAL DATA

     The following summary financial data of the Company for the year ended December 31, 1996, under the captions "Statement of Operations Data" and "Other Financial Data" are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements as of and for the year ended December 31, 1996 are included elsewhere in this Prospectus. The following summary financial data of the Company as of and for the six months ended June 30, 1997 under the captions "Statement of Operations Data," "Other Financial Data," and "Balance Sheet Data" are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. Financial data as of and for the six months ended June 30, 1996, is immaterial and is therefore excluded. The information presented below under the caption "Operating Data" is unaudited. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 YEAR ENDED            SIX MONTHS ENDED
                                                             DECEMBER 31, 1996           JUNE 30, 1997
                                                            --------------------      -------------------
                                                            (DOLLARS IN THOUSANDS EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues........................................          $     1                  $   864
Cost of operating revenues (excluding depreciation).......              305                    1,360
Selling, general and administrative expenses..............              841                    2,154
Depreciation and amortization expense.....................               54                      417
Write-off of purchased software...........................              355                       --
                                                                    -------                  -------
Loss from operations......................................           (1,554)                  (3,067)
Other income..............................................               63                      270
                                                                    -------                  -------
Net loss..................................................          $(1,491)                 $(2,797)
                                                                    =======                  =======
Net loss per common share outstanding(1)..................          $ (1.27)                 $ (0.20)
                                                                    =======                  =======

OTHER FINANCIAL DATA:

EBITDA(2).................................................          $(1,145)                 $(2,650)
Summary Cash Flow Information:
  Net cash used in operating activities...................             (943)                  (1,935)
  Net cash used in investing activities...................           (2,287)                  (3,597)
  Net cash provided by financing activities...............           11,126                    5,496
Capital expenditures......................................            3,659                    6,969
Ratio of earnings to fixed charges........................               --(3)                    --(3)

OPERATING DATA (END OF PERIOD):
Total access lines........................................               50                    9,002
  Business................................................               --                    5,212
  Residential.............................................               50                    3,790
Central office collocation sites..........................                9                       15

                                                                      AS OF JUNE 30, 1997
                                                            ---------------------------------------
                                                                 ACTUAL             AS ADJUSTED(4)
                                                                 ------            ----------------
                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents (excluding pledged
  securities).............................................       $ 7,860              $ 119,493(5)

Pledged securities........................................            --                 56,767(6)

Property and equipment, net...............................         9,802                  9,802
Total assets..............................................        18,184                192,725(5)

Long-term debt............................................            --                153,557
Convertible preferred stock...............................            --                 14,000(5)

Stockholders' equity......................................        12,357                 33,341(5)

---------------
(1) Net loss per common share outstanding is calculated based on weighted average shares outstanding of 1,178,932 for the year ended December 31, 1996 and 13,800,551 for the six months ended June 30, 1997.

(2) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. For the year ended December 31, 1996, EBITDA excludes a charge of $355,000 related to the one-time write-off of purchased software. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles and EBITDA may not be comparable to other similarly titled measures of other companies, management believes that EBITDA is a measure commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. See the Statements of Cash Flows included in the Company's financial statements and the notes thereto appearing elsewhere in this Prospectus. EBITDA as defined in this footnote is not equivalent to Consolidated EBITDA as defined in the "Description of the Exchange Notes."

(3) The ratio of earnings to fixed charges is calculated by dividing earnings
    (loss) before income taxes, plus fixed charges excluding capitalized interest by fixed charges. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company incurred net losses and had no fixed charges.

(4) Gives effect to the sale of the Notes and the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, and the commitment fee payable in warrants for the Common Stock Commitment.

(5) The Company estimates that if the Common Stock Commitment is closed in lieu of the Preferred Stock Offering, Cash and cash equivalents (excluding pledged securities), as adjusted, will be $120.5 million, Total assets, as adjusted, will be $193.7 million, Convertible preferred stock, as adjusted, will be zero and Stockholders' equity, as adjusted, will be $34.3 million.

(6) Approximately $56.8 million of the proceeds of the sale of the Notes has been used to purchase Government Securities representing funds sufficient to provide for payment in full of the first six interest payments on the Notes and which will be pledged as security for repayment of the principal of and interest on the Notes. See "Description of the Exchange Notes--Security."

                                  RISK FACTORS

     Prior to tendering Outstanding Notes in the Exchange Offer, holders of Outstanding Notes should consider carefully the following factors, in addition to other information set forth elsewhere in this Prospectus.

     Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed
Charges. Following the sale of the Notes and the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, the Company will be highly leveraged. At June 30, 1997, after giving pro forma effect to the sale of the Notes and the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, and the application of the net proceeds therefrom, the Company would have had approximately $159.4 million in aggregate principal amount of indebtedness and other liabilities (including trade payables) outstanding. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

     For the six months ended June 30, 1997, and on a pro forma basis after giving effect to the sale of the Notes, the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, and the application of the proceeds therefrom, the Company's pro forma earnings would have been inadequate to cover its pro forma combined fixed charges. The Company anticipates earnings will be insufficient to cover fixed charges through 1999. In order for the Company to meet its debt service obligations, the Company will need to substantially improve its operating results. There can be no assurance the Company's operating results will be of sufficient magnitude to enable the Company to meet its debt service obligations. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to seek additional financing through the issuance of debt or equity securities; however, there can be no assurance the Company would be successful in raising such financing, or the terms or timing thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Limited Operations; Net Losses. The Company began providing local exchange services in December 1996. Substantially all of the Company's revenues to date have been derived from local exchange services. The Company is expecting to add long distance services and substantially increase the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

     The development and expansion of the Company's business require significant capital, operational and administrative expenditures, a substantial portion of which are incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased since its inception, the Company has incurred significant increases in expenses associated with the installation of switches and expansion of its services and customer base. The Company anticipates recording a significant net loss through 1999. There can be no assurance the Company will achieve or sustain profitability or positive EBITDA thereafter.

     Although many of the Company's managerial and supervisory personnel have had substantial telecommunications industry experience, the Company has a very limited operating history. Accordingly, there is no firm basis, other than Management's judgment, on which to estimate the number of customers or the amount of revenues the Company's planned operations will generate.

     Risks of Implementation, Sites, Equipment and Suitable Interconnect Arrangements. The Company intends to develop and expand the Company's business and enter new markets as described elsewhere in this Prospectus. There can be no assurance the Company will be able to develop and expand its business or enter new markets as currently planned. The development and expansion of the Company's business and its entry into new markets will be dependent, among other things, on its ability to lease or purchase suitable sites, obtain equipment on a timely basis, negotiate suitable interconnection arrangements with ILECs on satisfactory terms and conditions and finance such expansion. These factors and others could adversely affect the expansion of the Company's customer base and commencement of operations in new markets. If the Company is not able to expand or enter new markets in accordance with its plans, the growth of its business would be materially adversely affected.

     Significant Capital Requirements and Need for Additional
Financing. Expansion and development of the Company's business and services and the development of new markets require significant capital expenditures. The Company expects to fund its capital requirements through existing resources, debt or equity financing and internally generated funds, including capital raised through the sale of the Notes and the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be. The Company expects that to continue to expand its business will require raising substantial additional equity and/or debt capital. There can be no assurance, however, the Company will be successful in raising sufficient debt or equity capital on terms it will consider acceptable. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

     Expansion Risk. The Company expects to expand rapidly. This growth will increase the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

     Effect of Substantial Additional Indebtedness on the Company's Ability to Repay the Notes. The Company may incur substantial additional indebtedness in the future to finance the entry into new markets, the purchase of equipment and increases in capacity. Additional indebtedness of the Company may rank pari passu with the Notes in certain circumstances. See "Description of the Exchange Notes." The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Notes.

     Reliance on Others. Because the Company has elected to lease transport capacity, it is dependent upon the cooperation of ILECs and/or CAP/CLECs whose fiber optic networks and local loops are being leased by the Company. The risks inherent in this approach include, but are not limited to, negotiating and renewing favorable interconnection agreements; timeliness of the ILEC or CAP/CLECs in processing the Company's orders for customers who seek to utilize the Company's service; and maintenance of the unbundled network elements (UNEs). The ILECs have had little experience in providing UNEs and there can be no assurance the ILECs will provide and maintain the UNEs in a prompt and efficient manner. The Company's interconnection agreements currently provide the Company's connection and maintenance orders will receive attention at parity with the ILECs or other CAP/CLECs customers and the ILEC will provide adequate trunking capacity to keep blockage within industry standards. Accordingly, the Company and its customers are dependent on the ILEC and/or CAP/CLEC to assure uninterrupted service. In Las Vegas, the Company has experienced excessive blockage, from time to time, in the delivery of calls from the ILEC to the Company due to inadequate trunk provisioning by the ILEC. Blocked calls result in customer dissatisfaction and risk the loss of Company business. There can be no assurance ILECs will comply with their network provisioning requirements. Furthermore, there can be no assurance the rates to be charged to the Company under the interconnection agreements will allow the Company to offer low enough usage rates to attract a sufficient number of customers and to also operate the business profitably.

     Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives is a party to a long-term employment agreement with the Company. The Company does not maintain key man insurance on its officers.

     Control of the Company; Conflicts of Interest. As of September 30, 1997, Maurice J. Gallagher, Jr., Nield J. Montgomery, Timothy P. Flynn and Robert L. and Carol A. Priddy owned, directly or indirectly, in the aggregate approximately 63% of the outstanding Common Stock and voting power (and at least 52.3% of the voting power after giving effect to the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, assuming a price of at least $5.00 per share) of the Company. Accordingly, such stockholders collectively are able to control the management policy of the Company and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and election of the Board of Directors of the Company.

     Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Company's stockholders and the holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of the Company's stockholders might conflict with those of the holders of the Notes. In addition, the Company's stockholders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes. Because certain significant stockholders of the Company are able to control the management policy of the Company and all fundamental corporate actions, any such conflict of interest may be resolved in favor of the Company's stockholders to the detriment of the holders of the Notes.

     Automation. The Company employs a proprietary management information system which is expected to be an important factor in its success. If the proprietary management information system fails or is unable to perform as represented, it would have a substantial adverse effect on the Company. Furthermore, problems may be encountered with higher volumes or with additional automation features, in which case, the Company might experience system breakdowns, delays and additional, unbudgeted expense to remedy the defect or to replace the defective system with an alternative system.

     Nortel Contract. The Company is obligated to purchase 20 Nortel DMS 500 switches (two of which have already been delivered) by the end of 1999. There can be no assurance the Company will have adequate funds to complete the purchase of all 20 switches or be able to utilize all of these switches in its business.

     Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. The Company's success in marketing its services to business and residential users requires the Company to provide reliable service. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors which may cause interruptions in service or reduced capacity for the Company's customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on customer acceptance and, therefore, on the Company's business, financial condition and results of operations. Certain aspects of the Company's network architecture involve new applications of equipment which may result in technical issues that may not be easily resolved.

     Lack of New Service Acceptance by Customers. The Company is entering new markets which have historically been serviced by existing ILECs. The success of the Company will be dependent upon, among other things, the willingness of customers to accept the Company as an alternative provider of local and long distance service. No assurance can be given that such acceptance will occur and the lack of such acceptance could have a material adverse effect on the Company.

     Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will not materially affect or hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. Thus, there can be no assurance technological developments will not have a material adverse effect on the Company.

     Competition. In its existing market and the markets into which it intends to expand, the Company faces significant competition for its local telephone services, including local exchange services, from ILECs, which currently dominate their local telecommunications markets, and others. ILECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces and will face competition in the market in which it operates and in markets into which it intends to expand from one or more CAP/CLECs operating fiber optic networks. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

     The Company believes various legislative initiatives, including the Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices, the net income or cash flow of the Company could be materially adversely affected.

     When the Company enters the long distance market, it will compete with AT&T, MCI and others in the long distance services market. Additionally, recent federal legislation permits the RBOCs to provide long distance services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to the service the Company intends to offer. In addition, AT&T and MCI have entered, and other interexchange carriers have announced their intent to enter, the local exchange services market, which is facilitated by the Act's resale and unbundled network element provisions. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to long distance services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on the Company's business.

     Competitive Reaction. Although the Company plans to offer rates for its services which are below those currently charged by ILECs, ILECs or new competitors with greater capital and resources than the Company may meet or undercut the Company's price structure and prevent the Company from attaining the share of the local telecommunications market necessary to achieve profitable operations. The Company's ability to meet price competition may depend on its ability to operate at costs equal to or lower than its competitors or potential competitors. There is a risk that competitors, perceiving the Company to lack capital resources, may undercut the Company's rates or increase their services in an effort to force the Company out of business. In addition, the success of the Company will ultimately depend on Management's ability to react expeditiously and effectively to exigencies that have not been taken into account in the Company's plan.

     Risks Regarding the Collateral. Although the Notes will be secured by certain Telecommunications Equipment, the value of the collateral will be substantially less than the principal amount of the Notes. As of June 30, 1997, the Company has accepted delivery of approximately $1.9 million of Telecommunications Equipment (other than Telecommunications Equipment located in the Las Vegas area) and has purchase commitments for an additional $44.1 million of Telecommunications Equipment (the majority of which will be located outside of the Las Vegas area). In addition, the purchase price of the Telecommunications Equipment may not represent the value that a secured party would be able to receive upon enforcement of its security interest in such Telecommunications Equipment. Furthermore, it is likely that the value of such Telecommunications Equipment will decrease over time as such Telecommunications Equipment is deployed in the business and equipment manufacturers develop improved products or similar products at reduced prices. Liens on certain of the Telecommunications Equipment will also be required to be released if such Telecommunications Equipment is transferred to ILECs for nominal consideration in connection with the establishment of virtual collocation arrangements with such ILECs. The Company is not required to reduce the outstanding amount of the Notes based on the value of the collateral. Therefore, it is likely that, if the Notes were in default and the Trustee attempted to foreclose on the collateral, the value of the collateral would be substantially less than the amount of the indebtedness under the Notes.

     The security interest in Telecommunications Equipment to be acquired by the Company will not arise until the Company actually acquires such Telecommunications Equipment, which will be substantially after the issuance of the Notes. As a result, the security interest arising in connection with the later acquired Telecommunications Equipment may be subject to challenge, in a bankruptcy or reorganization of the Company, as a preferential transfer insofar as such security interest secures an antecedent debt. In such event, if the Company became subject to a bankruptcy or similar proceeding during the preference period (generally 90 days) following the acquisition of any Telecommunications Equipment, the security interest in such Telecommunications Equipment could be set aside in such proceeding for the benefit of other creditors (if any) of the Company. See "Description of the Exchange Notes."

     Failure to Maintain Perfected Security Interest. Under the Indenture, the Company is required to secure the Notes by granting liens on certain Telecommunications Equipment. The Company will file UCC-1 financing statements naming the Company as debtor and the Trustee (as defined) as the secured party acting as collateral agent for holders of Notes with the Secretary of State or other appropriate office in each state in which the Company currently has (or proposes to locate) Telecommunications Equipment. The Company has agreed to maintain the effectiveness of such filings under the relevant provisions of the Uniform Commercial Code. However, the liens will be perfected only to the extent that such filings are sufficient to perfect liens on the Telecommunications Equipment. Generally, filings will not be made in local filing offices, in real estate records, with any federal office or agency or in respect of any certificate of title. Failure to make additional filings or to maintain the contemplated filings may allow other creditors of the Company, if any, to obtain rights to the Telecommunications Equipment equal or superior to those of the holders of the Notes. Owners or mortgagees of property on which items of Telecommunications Equipment are installed may also obtain such rights. This could result in all or some of the value of the Telecommunications Equipment acquired by the Company not being available to the holders of the Notes to satisfy the outstanding indebtedness of the Notes upon the occurrence of an Event of Default (as defined). Such failure could arise, among other reasons, because of the failure to file continuation statements prior to the expiration of each five-year period after the initial filing or because of the failure to make the additional filings discussed above. Accordingly, investors should not rely on the perfection of any specific lien in making an investment decision to tender Outstanding Notes in the Exchange Offer.

     Bankruptcy Risks Related to Escrow Account. The right of the Trustee under the Indenture and the Collateral Pledge Agreement (as defined) to foreclose upon and sell Collateral (as defined) upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Company. Under applicable bankruptcy law, secured creditors such as the holders of the Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of the Exchange Notes."

     Failure to Raise Additional Equity. In the event the Preferred Stock Offering is not consummated, there can be no assurance that the Common Stock Commitment will be consummated notwithstanding the fact that the Common Stock Commitment is irrevocable and the funds therefor are held in escrow. If neither the Preferred Stock Offering nor the Common Stock Commitment is consummated, the Company's debt to equity ratio will be significantly increased.

     Effective Subordination of the Notes. The Indenture permits certain Indebtedness of the Company to be secured. Holders of secured indebtedness of the Company will have claims that are prior to the claims of the holders of the Notes to the extent of the assets securing such other indebtedness. While the Company currently has no subsidiaries, the Notes would be effectively subordinated to the debt of any subsidiaries created in the future.

     Regulation. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. Further, the FCC has issued an order holding that non-dominant carriers, such as the Company, are not required to file interstate tariffs for domestic long distance service on an ongoing basis. That order was stayed by a federal appeals court and the FCC recently has issued a further decision in the matter addressing the court's concerns and providing for detariffing, subject to further court review. The Company is or will be generally subject to certification and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the Act should result in increased opportunities for companies competing with the ILECs, no assurance can be given changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. Furthermore, while the Act reduces regulations to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the ILECs and increases their ability to respond quickly to competition from the Company and others. In addition, although the Act provides incentives to ILECs to negotiate interconnection agreements with local competitors, there can be no assurance these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILECs. It is anticipated the FCC will issue an order later in 1997 that may permit significant new pricing flexibility to ILECs. To the extent such increased pricing flexibility is afforded to the ILECs, the ability of the Company to compete with ILECs for certain services may be adversely affected. On May 8, 1997, the FCC issued an order establishing new Universal Service support funds. The new Universal Service support fund rules will be administered jointly by the FCC and state regulatory authorities, many of which rules are still in the process of being formulated. The net revenue effect on the Company of these rules is incalculable at this time.

     In certain locations, the Company may be required to obtain local franchises, licenses or other operating rights and street opening and construction permits to install its switches. In some of the areas where the Company provides facilities based services, the Company may be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There is no assurance certain cities that do not impose fees will not seek to impose fees, nor is there any assurance, following the expiration of existing franchises, fees will remain at their current levels.

     Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader these forward-looking statements (cautionary statements), such as the Company's plans to expand its existing network or to commence service in new areas, the market opportunity presented by the Company's target markets, the Company's anticipation of installation of switches or the provision of local exchange and long distance services, and statements regarding development of the Company's businesses, the estimate of market sizes and addressable markets for the Company's services and products, the Company's anticipated capital expenditures, the effect of regulatory reform and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions. No assurance can be given future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular markets where it plans to market services, access markets, install switches and obtain suitable locations for its switches, negotiate suitable interconnect agreements with the ILECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. All written and oral forward-looking statements made in connection with this Prospectus which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

     Absence of a Public Market for the Notes. The Exchange Notes are new issues of securities for which there is currently no public market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or on the Nasdaq National Market. Although the Initial Purchasers have informed the Company they currently intend to make a market in the Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. If a market for the Notes were to develop, the Notes may trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as those offered hereby has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance, if a market for the Notes were to develop, such a market would not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Notes.

     Consequences of Failure to Exchange; Possible Adverse Effect on Trading Market for Outstanding Notes. Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. Subject to the obligation by the Company to file a Shelf Registration Statement covering resales of Outstanding Notes in certain circumstances, the Company does not intend to register the Outstanding Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. In addition, any holders of Outstanding Notes who tender in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Additionally, as a result of the Exchange Offer, it is expected that a substantial decrease in the aggregate principal amount of Outstanding Notes outstanding will occur. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Notes. See "The Exchange Offer" and "Description of the Exchange Notes -- Registration Rights; Liquidated Damages."

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                 CAPITALIZATION

     The following table shows the Total capitalization, Cash and cash equivalents and Pledged Securities of the Company as of June 30, 1997 and as adjusted to give effect to the receipt of the net proceeds of the sale of the Notes and Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be. This table should be read in conjunction with the financial statements and related notes appearing elsewhere herein.

                                                                   AS OF JUNE 30, 1997
                                                                -------------------------
                                                                ACTUAL     AS ADJUSTED(1)
                                                                -------    --------------
                                                                 (DOLLARS IN THOUSANDS)
Cash and cash equivalents (excluding Pledged Securities)....    $ 7,860      $ 119,493(2)
Pledged Securities..........................................         --         56,767(3)
                                                                -------      ---------
  Total cash and Pledged Securities.........................    $ 7,860      $ 176,260
                                                                =======      =========

13% Senior Secured Notes due 2004...........................    $    --      $ 153,557(4)
                                                                -------      ---------

Stockholders' equity
  Convertible Preferred Stock -- par value..................         --              3(2)
  Convertible Preferred Stock -- paid in capital in excess
     of par value...........................................         --         13,997(2)
  Common Stock -- par value.................................         14             14(2)
  Common Stock -- paid in capital in excess of par value....     16,631         23,615(2)
  Deficit accumulated during development stage..............     (4,288)        (4,288)
                                                                -------      ---------
     Total stockholders' equity.............................     12,357         33,341(2)
                                                                -------      ---------

          Total capitalization..............................    $12,357      $ 186,898(2)
                                                                =======      =========

---------------
(1) Gives effect to the sale of the Notes and the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, and the commitment fee payable in warrants for the Common Stock Commitment.

(2) The Company estimates that if the Common Stock Commitment is closed in lieu of the Preferred Stock Offering, Cash and cash equivalents (excluding Pledged Securities), as adjusted, will be $120.5 million, Convertible Preferred Stock, as adjusted, and Convertible Preferred Stock -- paid in capital in excess of par value, as adjusted, will be zero, Common Stock, as adjusted, will be $17,000, Common Stock -- paid in capital in excess of par value, as adjusted, will be $38.6 million, Total stockholders' equity, as adjusted, will be $34.3 million and Total capitalization, as adjusted, will be $187.9 million.

(3) Approximately $56.8 million of the proceeds of the sale of the Notes has been used to purchase Government Securities representing funds sufficient to provide for payment in full of the first six interest payments on the Notes and which will be pledged as security for repayment of the principal of and interest on the Notes. See "Description of the Exchange Notes--Security."

(4) A portion of the proceeds of the sale of the Notes has been allocated to Common Stock -- paid in capital in excess of par value to reflect the value of warrants issued to the purchasers of the Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were sold by the Company on September 29, 1997 to the Initial Purchasers, who sold the Outstanding Notes to certain institutional investors in reliance on Rule 144A and Regulation D promulgated by the Commission under the Securities Act and certain foreign investors in reliance on Regulation S promulgated by the Commission under the Securities Act. In connection with the sale of the Outstanding Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Notes for senior secured debt securities of the Company with terms substantially identical to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) within 30 days after the date of original issuance of the Outstanding Notes and
(ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 120 days after such issue date. If applicable law or the positions taken by the staff of the Commission that have been enunciated in the no-action letters issued in Exxon Capital Holdings Corp. (available April 13, 1989) and Morgan Stanley & Co. Inc. (available June 5,
1991), among others, do not permit the Company to cause the registration statement containing this Prospectus to become effective or to effect the Exchange Offer, or under certain other circumstances, the Company will use its best efforts to cause to become effective the Shelf Registration Statement with respect to the resale of the Outstanding Notes and to keep the Shelf Registration Statement effective until 365 days after the effective date thereof. The Company is obligated to pay certain liquidated damages under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Description of the Exchange
Notes -- Registration Rights; Liquidated Damages." Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means the registered holder of the Outstanding Notes or any other person who has obtained a properly completed bond power from the registered holder.

     Each holder of the Outstanding Notes who wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Description of the Exchange Notes -- Registration Rights; Liquidated Damages." Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters.

RESALE OF EXCHANGE NOTES

     Based on positions taken by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such positions taken by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

     This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Outstanding Notes properly tendered and not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered pursuant to the Exchange Offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Outstanding Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

     As of the date of this Prospectus, $160,000,000 aggregate principal amount of the Outstanding Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Outstanding Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.

     The Company shall be deemed to have accepted for exchange properly tendered Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the applicable provisions of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York time on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Exchange Offer will
not in any event be extended beyond             , 1998.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 13% per annum, payable semi-annually, on each April 1 and October 1, commencing April 1, 1998. Holders of Exchange Notes will receive interest on April 1, 1998 from the later of the date of initial issuance of the Outstanding Notes, or the most recent date as of which interest has been paid on the Outstanding Notes. All obligations under the Outstanding Notes accepted for exchange will cease to exist upon issuance of the Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Outstanding Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall reasonably deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must either: (i) complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent, or (ii) if such Outstanding Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Outstanding Notes may transmit an Agent's Message (defined herein) to the Exchange Agent in lieu of the Letter of Transmittal, in either case on or prior to the Expiration Date. In addition, either (i) Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. To be tendered effectively, the Letter of Transmittal and other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof, must be received by the Exchange Agent at the address set forth below under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m., New York time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Outstanding Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder of Outstanding Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents, or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Outstanding Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of

Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Outstanding Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the

Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     Marine Midland Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              Marine Midland Bank
                                  140 Broadway
                         New York, New York 10005-1180
                        Attn: Corporate Trust Operations
                                 By Facsimile:
                                 (212) 658-6425
                        (For Eligible Institutions Only)
                      Confirm by Telephone: (212) 658-6433

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately [$110,000]. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, printing costs and related fees and expenses.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected financial data of the Company for the year ended December 31, 1996, under the captions "Statement of Operations Data" and "Other Financial Data" are derived from the financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements as of and for the year ended December 31, 1996 are included elsewhere in this Prospectus. The following selected financial data of the Company as of and for the six months ended June 30, 1997, under the captions "Statement of Operations Data," "Balance Sheet Data" and "Other Financial Data" are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. Financial data as of and for the six months ended June 30, 1996 is immaterial and is therefore excluded. The information presented below under the caption "Operating Data" is unaudited. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                     YEAR ENDED              SIX MONTHS ENDED
                                                                  DECEMBER 31, 1996           JUNE 30, 1997
                                                                 -------------------        ------------------
                                                                 (DOLLARS IN THOUSANDS EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues.........................................             $     1                   $   864
Cost of operating revenues (excluding depreciation)........                 305                     1,360
Selling, general and administrative expenses...............                 841                     2,154
Depreciation and amortization expense......................                  54                       417
Write-off of purchased software............................                 355                        --
                                                                       --------                  --------
Loss from operations.......................................              (1,554)                   (3,067)
Other income...............................................                  63                       270
                                                                       --------                  --------
Net loss...................................................             $(1,491)                  $(2,797)
                                                                       ========                  ========

Net loss per common share outstanding(1)...................             $ (1.27)                  $ (0.20)
                                                                       ========                  ========
OTHER FINANCIAL DATA:

EBITDA(2)..................................................             $(1,145)                  $(2,650)
Summary Cash Flow Information:
  Net cash used in operating activities....................                (943)                   (1,935)
  Net cash used in investing activities....................              (2,287)                   (3,597)
  Net cash provided by financing activities................              11,126                     5,496
Capital expenditures.......................................               3,659                     6,969

Ratio of earnings to fixed charges.........................                  --(3)                     --(3)
OPERATING DATA (END OF PERIOD):
Total access lines.........................................                  50                     9,002
  Business.................................................                  --                     5,212
  Residential..............................................                  50                     3,790
Central office collocation sites...........................                   9                        15

                                                                                     AS OF JUNE 30, 1997
                                                                                    ----------------------
                                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents (excluding pledged securities)....                                $ 7,860
Pledged securities..........................................                                     --
Property and equipment, net.................................                                  9,802
Total assets................................................                                 18,184
Long-term debt..............................................                                     --
Convertible preferred stock.................................                                     --
Stockholders' equity........................................                                 12,357

---------------
(1) Net loss per common share outstanding is calculated based on weighted average shares outstanding of 1,178,932 for the year ended December 31, 1996 and 13,800,551 for the six months ended June 30, 1997.

(2) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. For the year ended December 31, 1996, EBITDA excludes a charge of $355,000 related to the one-time write-off of purchased software. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles and EBITDA may not be comparable to other similarly titled measures of other companies, management believes that EBITDA is a measure commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. See the Statements of Cash Flows included in the Company's financial statements and the notes thereto appearing elsewhere in this Prospectus. EBITDA as defined in this footnote is not equivalent to Consolidated EBITDA as defined in the "Description of the Exchange Notes."

(3) The ratio of earnings to fixed charges is calculated by dividing earnings
    (loss) before income taxes, plus fixed charges excluding capitalized interest by fixed charges. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company incurred net losses and had no fixed charges.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     MGC began providing competitive local exchange services to small businesses and residential users in December 1996. In the fall 1997, the Company expects to begin offering long distance services. The Company has adopted a strategy of providing services through the leasing of unbundled network elements of the ILEC and dedicated transport to the Company's switches. Currently, the Company has one switch fully operational in Las Vegas and anticipates having another two fully operational in suburban Atlanta and Los Angeles by the end of 1997.

     The development and expansion of the Company's business will require significant expenditures. The Company has made the strategic decision to install Company-owned switches with broad market coverage, which initially increases its level of capital expenditures and operating losses. The Company believes this will enhance the Company's financial performance over the long term through higher margins and control of customer accounts.

     The Company's principal operating expenses consist of: direct costs, operating costs and depreciation. Direct costs consist of access fees, line installation expenses, transport expenses, engineering costs and long distance expenses. Operating costs are comprised of sales and marketing, customer service and general and administrative expenses. As the Company expands into new markets, both direct costs and selling, general and administrative costs will continue to increase prior to achieving significant revenue. Significant levels of marketing activity may be necessary in new markets in order for the Company to build a customer base large enough to generate sufficient revenue to offset such marketing expenses. In addition, selling, general and administrative costs may increase in the short term after the Company enters a new market because many of the fixed costs of providing service in new markets are incurred before significant revenue can be expected from those markets.

     The Company has experienced operating losses and generated negative operating cash flow since inception and expects to continue to generate negative operating cash flow through 1998, and to incur significant operating losses during the next several years while it installs and expands its networks and develops its business. There can be no assurance the Company's revenue or customer base will grow or that the Company will be able to achieve or sustain positive cash flow.

RESULTS OF OPERATIONS

  Six months ended June 30, 1997

     During the six months ended June 30, 1997, the Company generated $863,676 in operating revenues, had cost of operating revenues of $1,360,005, and incurred selling, general and administrative expenses of $2,154,422 in connection with the initial marketing of its services and the continued buildout of its network. These expenses consisted primarily of payroll expenses, provision for bad debts, professional fees and rents.

     Depreciation expense for the period was $416,639 as a result of the Company's assets placed in service in accordance with the planned buildout of its network.

     The Company had interest income of $270,812 for the six months ended June 30, 1997, as a result of earnings on investments made with the proceeds of its prior private placements.

     As a result, the Company incurred a net loss in the six month period of $2,796,578. The loss is primarily attributable to the expenses incurred during the period in connection with the continued development of the Company's business.

  Year ended December 31, 1996

     During the year ended December 31, 1996, the Company generated $751 in operating revenues as a result of commencing service during the month of December. The Company had cost of operating revenues of

$304,936 which represents primarily fixed costs. In addition, the Company incurred operating expenses of $1,250,295 in connection with the commencement of operations and the buildout of its network. These expenses consisted primarily of payroll expenses, professional fees, expenses related to the introduction of initial service and a one-time write-off of purchased software.

     The Company earned interest income in the period of $63,122.

     As a result, the Company incurred a net loss in the period of $1,491,358. This loss is primarily attributable to the expenses incurred in connection with the initial development of the Company's business.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operations have required substantial capital investment for the purchase of telecommunications equipment and the design and development of the Company's networks. Capital expenditures for the Company were $3.7 million and $7.0 million in 1996 and the first six months of 1997, respectively. The Company expects that it will continue to have substantial capital requirements in connection with the (i) purchase of switches necessary for expansion of local exchange services and provision of long distance services, and (ii) development of new markets. Management expects capital expenditures to be $12.3 million for the second half of 1997 and $40.3 million for 1998.

     The Company has funded a substantial portion of these expenditures through the private sales of equity securities. From its inception through June 30, 1997, the Company raised approximately $16.6 million from private sales of Common Stock.

     The substantial capital investment required to initiate the Company's services and the funding of the Company's initial operations has resulted in negative cash flow since the Company's inception. This negative cash flow is a result of the requirement to establish the Company's switching network in anticipation of connecting revenue generating customers. The Company expects to continue to produce negative cash flow through 1999 due to expansion activities associated with the development of the Company's markets. There can be no assurance the Company will attain break-even cash flow in subsequent periods. Until sufficient cash flow is generated, the Company will be required to utilize its current and future capital resources to meet its cash flow requirements and may be required to issue additional debt and/or equity securities.

     At the closing of the sale of the Notes, the Company used approximately $56.8 million of the net proceeds of the sale of the Notes to purchase a portfolio of Government Securities that has been pledged as security to cover the first six interest payments on the Notes and the Company used approximately $3.1 million of the net proceeds to pay accounts payable incurred in connection with the acquisition of equipment. In addition, the Company has granted the holders of the Notes a security interest in certain of the Company's Telecommunications Equipment.

     The Company expects its available cash, including the proceeds from the sale of the Notes and the Preferred Stock Offering or the closing of the Common Stock Commitment, as the case may be, will be sufficient to fund its capital plan and operations through 1999. If the Company's expansion occurs more rapidly than currently anticipated or if the Company's available cash resources are not sufficient to fund all of the Company's operating expenses and capital expenditures, the Company will require additional capital before that time. In addition, depending on market conditions, the Company may determine to raise additional capital before such time. The Company may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. There can be no assurance as to the availability or the terms upon which such financing might be available. Moreover, the Indenture will impose certain restrictions upon the Company's ability to incur additional indebtedness or issue preferred stock.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128), which establishes standards for computing and presenting earnings per share (EPS). It replaces the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data should be restated to conform to SFAS 128.

     The Company will adopt SFAS 128 in the fourth quarter of 1997. The pro forma impact of SFAS 128, on the six months ended June 30, 1997 and the year ended December 31, 1996, is that basic and diluted EPS would have been equal to net loss per share of common stock as presented in the respective statements of operations.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure (SFAS 129). SFAS 129 establishes standards for disclosing information about an entity's capital structure. The Company currently complies with the disclosure requirements of this statement which is effective for periods ending after December 15, 1997. Implementation will not impact the Company's financial presentation of its capital structure.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity sections of a statement of financial position, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company is currently assessing the impact on the financial statements for the six months ended June 30, 1997 (unaudited) and for the year ended December 31, 1996, and believes that SFAS 130 will not result in comprehensive income different from net income as reported in the accompanying financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes additional standards for segment reporting in financial statements and is effective for fiscal years beginning after December 15, 1997. The Company currently operates as one segment.

                                    BUSINESS

INDUSTRY HISTORY

     The present structure of the U.S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As a result of the Divestiture, seven regional bell operating companies ("RBOCs") were created to offer services in geographically defined areas called local access transport areas ("LATA's"). The RBOC's were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local phone service and long distance (also known as interexchange). Divestiture did not result in competition in the local exchange market, but it did provide for direct open competition for long distance. As a result, in the past 13 years, hundreds of competitors, including MCI and Sprint now have captured in excess of 45% of the long distance market. During this time period, several factors have served to promote competition in the local exchange market, including the RBOCs and ILECs monopoly position and regulated pricing structure, which provided little incentive for the ILECs to reduce prices, improve service or upgrade their networks. Customers' desire for an alternative to the RBOC/ILEC monopoly and the introduction of advanced technology products (such as cellular) have spurred the desire of consumers for alternatives in the local phone market.

     Established in the mid-1980's, "competitive access providers" or "CAPs" were among the first competitors in the local exchange market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting interexchange carrier's ("IXCs") points of presence ("POPs") within a metropolitan area and, in some cases, connecting customers (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer service that was generally less expensive and of a higher quality than the ILECs. In addition, CAPs offered shorter installation and repair intervals and improved service reliability in comparison to the ILECs. At the same time, large numbers of regional and/or national IXCs came into existence to compete with AT&T in the interexchange market.

     As CAPs proliferated during the latter part of the 1980's and early 1990's, regulators in some states and at the federal level issued rulings which favored competition and promoted the opening of markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, certain local network services.

     In the late 1980's and early 1990's, CAPs could compete effectively only for dedicated special access and private line services to customers in buildings physically connected to separate, privately owned CAP networks. In the early 1990's, federal regulations permitted CAPs to interconnect their networks with the ILEC networks at the ILEC central offices. CAPs then had the opportunity to increase significantly the number of customers and markets served without physically expanding their networks. By connecting to the ILEC central offices, CAPs were able to use the extensive ILEC networks to reach additional customers, thus conserving their own capital while significantly expanding their potential markets.

     By the summer of 1995, several states began opening their markets to local exchange competition, thus permitting CAPs to become competitive local exchange companies ("CLECs"). On February 8, 1996, the Act was signed into law. The Act provides a framework by which all states must allow competition for local exchange services. The Company believes the Act will benefit the Company by, among other things, (i) increasing market access, (ii) requiring network interconnections, (iii) establishing number portability and (iv) providing standards for reciprocal compensation, unbundling of network elements and resale of ILEC network services. The current law is intended to create incentives for certain ILECs (including all RBOCs) to facilitate access to their networks by CLECs in order to develop "meaningful competition" in the local exchange market. Under the Act, the RBOCs will not be permitted to provide intrastate interLATA service until they have demonstrated compliance with the foregoing to the FCC. The estimated market for telecommunications services (local and long distance) in the United States was approximately $165 billion in 1996.

THE COMPANY

     The Company is a rapidly growing, switched-based provider of telecommunications services, offering competitive local exchange services to small business and residential users. The Company focuses primarily on offering basic telephone services, including switched local dialtone and enhanced calling features such as voice mail, call waiting and call forwarding ("basic telephone services"). These services are required by virtually all users of telecommunications. Beginning in the fall of 1997, the Company intends to integrate long distance services with its local service offerings. The Company provides its basic telephone services through the leasing of unbundled network elements provided by ILECs, and through the leasing of dedicated transport to the Company's combined local and long distance Nortel DMS 500 switches. The Company began its operations in Las Vegas in December 1996 and expects to be operational in suburban Atlanta and Los Angeles by the end of 1997. At September 30, 1997, the Company had 12,482 access lines in service. Of the lines in service, 7,564 were business and 4,918 were residential. During September 1997, the Company sold 2,851 access lines and placed 684 net lines in service. Net lines is the number equal to gross lines added less the number of previously existing lines disconnected. The Company has used the results of its experience in Las Vegas to better refine its strategy, products and customer service procedures and to develop a sophisticated back office operation.

     The Company intends to continue expanding its markets by targeting residential and small business users in suburban areas of large metropolitan markets. After the initiation of service in suburban Atlanta and Los Angeles, the Company intends to expand its operations to an additional seven markets in 1998 and an additional seven markets in 1999. As of September 30, 1997, the Company has obtained CLEC certification in four states (with one application pending), has completed interconnection agreements with five ILECs (with an additional four in negotiation), and has negotiated transport arrangements with a long distance carrier.

     The Company believes the implementation of its network architecture represents a low risk, demand driven approach requiring less capital deployment than that required for the build out of a fiber optic infrastructure. The Company's network is comprised of leased, unbundled elements of the ILEC's network coupled with the collocation of Company owned equipment in the ILEC's central offices. The Company adds transport capacity on an incremental basis with the addition of new customers, and utilizes compression technology to reduce its transport costs. Management believes the Company's network architecture and equipment installation plans will enable it to (i) increase the size of its addressable market to reach a significant number of new potential customers, and (ii) achieve efficient network operations and economies of scale in sales and marketing.

     Management believes offering superior customer service is critical to achieving its goal of capturing market share. The Company is continually enhancing its service approach which utilizes a well-trained team of customer sales and service representatives to coordinate customer installation, billing and service. A comprehensive back office support system is also a critical component of the Company's service goal. The Company has installed a fully automated, proprietary management information system which is designed to provide comprehensive, integrated features addressing all aspects of its business, including customer care and billing, general ledger, payroll, fixed asset management, purchasing and personnel. The Company believes this system is readily adaptable to changing circumstances and is scalable to support the Company's operations throughout its expected growth.

     The Company was incorporated as NevTel, Inc., a Nevada corporation in 1995. In 1996, the Company changed its name to MGC Communications, Inc. Its principal office is located at 3165 Palms Centre Drive, Las Vegas, Nevada 89103. The Company's telephone number is (702) 310-1000.

     Key components of the Company's operating strategy are described below.

BUSINESS STRATEGY

     Early in Addressing Tier II Sectors of Tier I Markets. In order to gain and sustain a competitive advantage, the Company intends to move quickly to implement its switch-based, unbundled transport networks. MGC believes it is currently the only CLEC utilizing as its exclusive network strategy the employment of combined local and long distance switches and unbundled transport and local loops to target small business and residential customers in suburban areas of Tier I markets. The Company is targeting suburban areas because they have concentrated numbers of basic telephone service users, such as small businesses (3-50 lines), pay phone operators, multiple dwelling unit customers and single family residences. The Company believes its only significant switch-based competition is the ILEC in its target market segments.

     Success Based Capital Deployment. Virtually all of the Company's planned capital expenditures are related to switching and incremental infrastructure resulting from additions of new revenue generating customers. Management believes this provides for a low risk profile to the Company's planned capital deployment and will provide an attractive return on invested capital.

     Provide Simplified Product Offerings. MGC's target market segment is comprised of basic telephone service users. While requiring sophistication for their delivery, the Company's products and services are perceived as simple, basic solutions. The Company has consciously narrowed its offerings, choosing not to sell more complex telephone or data solutions or resell other complex products at this time. Currently, the Company believes most CLECs which are bundling such services are focused on larger businesses that require a wider range of telecommunications products for their more sophisticated needs.

     Provide Superior Customer Service. The Company believes superior customer service will be critical to the success of its expansion plan. The Company's proprietary customer-focused management information system allows immediate access to the Company's customer data, enabling quick and effective responses to customer requests and needs at any time. This system permits the Company to present its customers with one fully integrated monthly billing statement for all basic telephone services. In addition, by having a centralized call center in Las Vegas, which will handle all inquiries and orders for new service, the Company should be able to control personnel and their training to a greater degree than if call centers were maintained in each market.

     Targeted Sales and Marketing Effort. The Company's sales programs include direct sales efforts, vendor and affinity programs, direct mail and telemarketing. The Company has both local and national sales personnel. The Company's national sales group concentrates on large basic telephone service users such as multi-tenant buildings, pay phone operators and wholesale customers. The local sales group coordinates activities with equipment vendors and affinity groups and also assists with the national sales efforts. They also make selective calls on business customers who have large basic telephone service requirements which may not be solicited by the Company's national group.

     Leverage Sophisticated Information System and Centralized Call Center. The Company's proprietary management information system enables the user to record, maintain and retrieve all customer information in one environment, including such customer's services, equipment and billing.

     Capitalize on Management Expertise. The Company has recruited a team of experienced business executives with entrepreneurial backgrounds. Maurice J. Gallagher, Jr., the Chairman, has been a founder of a number of start-up businesses, including ValuJet, Inc. ("ValuJet") and BankServ, LLC ("BankServ"). Nield J. Montgomery, CEO and President, has over 34 years of telephone experience, most recently with ICG. Other executives have held senior management positions at major telecommunications companies, including, among others, Sprint, Centel, NYNEX, Contel and GTE.

NETWORK STRATEGY

     Accelerate Provision of Local Exchange Services. To accelerate provisioning of local exchange services, the Company selects larger markets with a relatively cooperative ILEC and a pro-competitive regulatory environment. The Act significantly improved the opportunity for competition in the local exchange market by mandating ILECs to enter into agreements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes implementation of such pro-competitive policies creates favorable opportunities to more aggressively pursue the provisioning of local exchange services. The Company has interconnection agreements in place with BellSouth, GTE, PacBell, Sprint Central Telephone of Nevada and Ameritech and expects to have agreements with NYNEX in Massachusetts, Southwestern Bell in Texas, Bell Atlantic in Pennsylvania and Central Telephone Company of Illinois. The Company believes it is well-positioned to add switches and associated services with minimal increases in support infrastructure.

     Low Cost Network Architecture. One of the most critical elements of creating a low-cost structure is a service provider's decision as to the type of network to build. MGC has chosen to exclusively build a switch-based network and to lease the necessary transport and local loops on an incremental basis, as demand dictates, from ILECs and CAP/CLECs. As a result, the Company will not be burdened by the carrying costs of a constructed transport network. MGC believes this low-cost approach will allow the Company to precisely target its capital expenditures to the specifics of each market and developing conditions.

     The Company believes it will be able to lease the necessary transport at reasonable prices. Prior to the Act, the ILEC's fiber transport was subject to tariffs and usually priced substantially higher than a competing CAP/CLEC. With the passage of the Act and subsequent state initiatives and introduction of facilities-based competition, management believes network elements have become available at cost-based prices and basic transport services have become available at competitive prices. Most of MGC's targeted markets have numerous competing transport suppliers with attractive unbundled transport prices.

     Control Customer Elements of the Networks. Connection to customers represents an important component of MGC's network strategy. Network control issues of the Company's architecture are different from those of other CLECs. MGC does not have to contend with local governments or landlords to obtain permits or consents to construct its network, but rather with the ILEC to acquire local loops. While this interface can be challenging, it has proven to be a manageable process to date. Once a line has been leased from an ILEC, MGC achieves control of its network similar to that of other CLECs. Specifically, all changes to features, additions and billing are under the direct control of the Company with the exception of repairs which are infrequent and may require the participation of the ILEC's network maintenance staff.

     Create a Uniform Technological Platform. A critical component of the Company's low cost formula is the ability to standardize its switch configuration. Unlike a traditional long distance or local switch, the Nortel DMS 500 switch enables the Company to provide local and long distance services from a single platform. The Company believes having a standardized switch platform will enable it to (i) deploy features and functions quickly in all of its networks, (ii) expand switch capacity in a cost effective manner, (iii) lower maintenance costs through reduced training and spare parts requirements and (iv) pursue a "switch in the box" rapid network deployment solution (under development with Nortel) which should allow the Company to rapidly enter new markets. In addition, the scalability and capacity of its switches will allow the Company to switch calls from more than one market, which enhances the Company's ability to benefit from a clustered approach to the building of its networks.

RECENT REGULATORY DEVELOPMENTS

     The Act and the issuance by the FCC of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILECs and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit issued a final decision vacating the FCC's interconnection pricing rules and "most favored nation" rules as well as certain other interconnection rules. See "Regulation." Despite this action, the Company's analysis shows interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the Act and the Company's business plan. On October 14, 1997, the U.S. Court of Appeals for the Eighth Circuit ruled that ILECs are under no obligation to provide AT&T or anyone else with a rebundled package of individual network elements. The Company believes that the impact of this ruling is neutral to the Company in light of the Company's switch-based network strategy employing unbundled network elements and may be beneficial in the short-term by delaying entrance into the local service market by IXC's such as AT&T.

On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" ILECs and CLECs charge to interexchange carriers and end user customers. The Company believes the FCC's new access charge rules do not adversely affect the Company's business plan, and they in fact present significant opportunities for new entrants, including the Company. Aspects of the access charge order may be changed in the future. At least ten parties have filed appeals with federal courts and numerous parties have asked the FCC to reconsider portions of its new rules.

PRODUCTS AND SERVICES

     The Company focuses primarily on offering basic telephone services, including switched local dialtone and enhanced calling features such as voice mail, call waiting and call forwarding ("basic telephone services"). These services are required by virtually all users of telecommunications. Beginning in the fall of 1997, the Company intends to integrate long distance services with its local service offerings. The Company's specific product offerings are:

     - Business Lines -- Single line business (with optional feature packages), Centrex service, access trunks and customer owned coin operated telephone lines ("COCOTs").

     - Residential Lines -- Single and second line basic telephone service with optional feature packages, including multiple dwelling unit lines.

     - Long distance products consisting of Outbound 1+, Inbound 800/888 and Calling Cards (commencing Fall 1997).

     The Company has negotiated a contract with a vendor for long distance services. The Company expects its cost per minute rate will make the Company's long distance offering very competitive. The Company believes it will be able to charge its local service customers a low cost long distance price because the call is originating through the Company's switches, eliminating a portion of the switched access charges. To obtain the Company's most attractive long distance rates, customers will have to purchase the Company's switched local service. The Company expects to offer everyday prices to its customers of ten cents per minute or less for long distance calls and more attractive rates for customers with greater volumes. The Company believes its low cost long distance will generate business from all of the Company's customer segments.

     In order to ensure that its products and services are identical to those offered by the ILEC, the Company has made arrangements with the ILEC and other carriers for the provision of interim number portability, operator and directory services, 911 services and Yellow Page and White Page listings. Interim number portability is available to customers that desire to retain existing telephone numbers by charging a nominal fee for remote call forwarding. Operator services are offered through a major IXC carrier or ILEC. Emergency 911 services are provisioned through links to the ILEC switch which, in turn, is connected to a 911 service bureau. The Company's proprietary management information system updates customer addresses and immediately supplies them to the appropriate emergency authorities. In addition, the Company's interconnection agreements with the ILEC in each of its markets will contain a provision requiring the ILEC to list each of the Company's business customers in the Yellow Pages.

MARKETS

     MGC is moving quickly to exploit its "early to market" strategy. The Company expects to concentrate on Tier II Sectors of Tier I Markets. These Tier II Sectors contain large populations of residential and small business, including COCOT, prospects. By the end of 1997, the Company expects to activate its second and third switches in the suburbs of Atlanta and Los Angeles, respectively. During fiscal 1998 and 1999, the Company is targeting an additional 14 markets in the states of California, Florida, Illinois, Massachusetts and Texas.

     These markets were chosen because of the cooperative profile of the ILECs and their pro-competitive regulatory environments. The Company believes that BellSouth in Georgia and Ameritech in the Chicago area are progressive RBOCs which are publicly on record favoring deregulation and cooperation with competition. Additionally, in the Park Ridge and Des Plaines area, adjacent to O'Hare Airport, the Company expects to collocate its facilities with Sprint and to work with Ameritech as well. In the Los Angeles region the Company will collocate with GTE, but work with PacBell as well. Both incumbents have a large presence in the Los Angeles basin.

     The Company intends to continue expanding its markets by targeting residential and small business users in suburban areas of large metropolitan markets. The Company's ability to commence operations in each of the above markets in accordance with its expansion plan is based on many factors over which the Company may not have control, including the ability of the Company to: (i) negotiate interconnection agreements at favorable rates, (ii) obtain all regulatory approvals required, (iii) install switches at locations from which the Company can access the relevant market, (iv) obtain timely and reasonably priced collocation space in the ILEC central offices, and (v) employ qualified personnel at each location. As a result, there can be no assurance the Company will be able to establish its service in each of the above areas at the time indicated, if at all. There can be no assurance the Company will not pursue other markets in lieu of or in addition to the foregoing.

SALES AND MARKETING

     The Company concentrates its sales and marketing efforts on users of basic telephone services. The specific retail customer groups the Company pursues are:

     - Small Business -- Targeted small business customers typically have between three and 50 lines. The Company also targets COCOTs.

     - Residential -- The Company solicits single family residential users, including those located in multi-dwelling units.

     Sales Programs -- Retail. The Company's highly focused marketing efforts allow for efficiency in capital deployment by generating well-managed profitable growth through increased market share with minimal customer churn. Retail sales programs include direct sales efforts, vendor and affinity programs, direct mail and telemarketing.

     As of September 30, 1997, the Company employed 11 local sales personnel and assistants and three national sales personnel. Within each local market, the Company expects to employ five sales personnel and two sales assistants. The national sales force is responsible for identifying and soliciting prospective multi-dwelling unit owners and managers and COCOT customers. The local sales personnel are responsible for coordinating activities with equipment vendors and assisting the national sales effort for pay phones and multi-dwelling unit programs. Such personnel also make selective calls to local business customers who have been identified by the Company as possessing large basic telephone requirements but have not otherwise been solicited by the Company's national group.

     To complement its local and national sales representatives, the Company intends to use established telephone equipment vendors as agents to sell the Company's local and long distance service in conjunction with equipment sales to potential business customers. In Las Vegas, for instance, the Company is currently selling local service through equipment vendors to whom it pays a commission for each sale.

     Affinity programs are being developed to work with organizations such as schools, religious organizations, charities and local chambers of commerce pursuant to which the Company and the selected organizations will jointly promote the Company's services. The organizations will receive a royalty for each member who purchases the Company's service.

     Direct mail materials have been and will continue to be used to target specific areas where the Company will have established service. These materials introduce the Company's service, single billing convenience and lower cost for both local and long distance service. In addition, telemarketing efforts will also be used to solicit customers. The Company is testing a variety of telemarketing alternatives for use with its targeted prospects.

     The Company targets COCOTs and multi-dwelling unit sales on a national basis from its headquarters in Las Vegas. In addition to offering low rates to COCOTs, the Company has a proprietary management information system designed to facilitate the verification of dial around compensation from IXCs. MGC currently has contracts with several pay phone operators in Las Vegas.

     The Company also targets apartments and multi-dwelling units by offering owners and managers a turn-key telephone product for its occupants. To initiate such service at an apartment complex, the Company will initially utilize the ILEC's unbundled loop from the apartment to the Company's switch. Once installed, the service will remain active for the next tenant. Under the Company's multi-dwelling unit program, the tenant does not have to arrange for the service independently, pay deposits (which can be managed through the deposit process with the apartments) or wait for installation. Additionally, installation charges may be reduced from traditional amounts charged to individual customers. After the Company and the apartment complex complete the initial installation, the apartment owner/manager will be able to offer new tenants telephone service the day the lease is signed. A call from the apartment manager or the tenant will provide the necessary customer information to begin service. Larger complexes (100 or more lines) will allow the Company to economically install hardware at the apartment site and lease T1 spans to transport the traffic directly to its switch, bypassing the ILEC's loops. For example, by avoiding the leasing of unbundled local loops for a 125 unit multi-dwelling complex, the Company, in Atlanta, would avoid paying monthly lease charges to the ILEC of $1,777 and the aggregate cost of alternate transport would be approximately $700 for a cost savings of $1,077 per month.

     Sales Programs -- Wholesale. The Company also seeks wholesale customers (i.e., long distance IXCs) who desire to resell the Company's local service product offerings. The Company is selling this product through its national sales force. In May 1997, the Company signed its first wholesale contract to provide local service in Las Vegas to a long distance reseller.

     Advertising. To better manage its resources, the Company strives to generate a steady flow of service installation calls. As a result, the Company, at this time, does not plan extensive general media advertising which it believes could stimulate a deluge of calls and cause a subsequent erosion of service and responsiveness of its customer service representatives ("CSRs"). The Company's inauguration of service in Las Vegas generated interest in both the print and broadcast media.

     Additionally, the Company expects to benefit from its listing in the information pages of the ILEC's directory. The Company intends to work closely with the phone book publisher to insure timely and accurate placement of its information.

NETWORK

     Network Architecture. MGC has chosen to exclusively build a switch-based network and to lease transport and local loops on an incremental basis, as demand dictates, from ILECs and CAP/CLECs. As a result, the Company is not and will not be burdened by the operating and financing expenses associated with owning a fiber optic transport network. By using the ILEC's or CAP/CLEC's network of interoffice fiber and loops through collocation, the Company seeks to reach a broad market of customers for a fraction of the cost of a constructed fiber network.

     The Company's switch deployment plan includes the acquisition, where possible, of sites within 1,000 feet of ILEC central offices, which allows the Company to interconnect its network to the ILEC by a copper interface (as is the case with the Company's site in Pomona, California, a suburb of Los Angeles). The copper interface is substantially less expensive than a fiber interface and collocated equipment. If a site within 1,000 feet is not secured, the Company will interconnect via a fiber interface and collocated equipment. The Company generally plans to control its switch sites through ownership of the property, rather than leasing. The Company believes that property ownership is desirable for control of its long term future. To date, the Company has acquired title only to its facility in Pomona, California.

     Las Vegas Network. MGC's Las Vegas network demonstrates the network concept. The Company installed a Nortel DMS 500 digital switch with approximately 7,000 lines of capacity and connections (via leased transport from Sprint, the ILEC) to nine of the 19 Sprint COs in Las Vegas at an equipment cost of approximately $3.3 million. This project was completed in seven months and the switch became operational in December 1996. In response to its initial success in provisioning access lines, the Company has expanded its capacity. By the end of June 1997, the Company spent an additional $2.6 million to increase network capacity to approximately 18,100 lines and connected an additional six COs (for a total of 15 of the 19 COs in the Las Vegas metropolitan area).

     This network design, which leverages Sprint's facilities, provides the Company with a broad reach. The initial $3.3 million invested gave MGC access to an addressable market of approximately 450,000 lines. The

June expansion increased the Company's addressable market to approximately 95% of Las Vegas' 800,000 lines.

     In Las Vegas, the Company has signed an interconnection agreement with a term of two years. In the Las Vegas market, MGC utilizes Sprint (the ILEC), NextLink and ACSI for transport. The Company seeks to select the transport provider that can best interconnect its locations through redundant network at the lowest possible price.

     The Company believes it will be able to lease the necessary transport at reasonable prices in markets in addition to Las Vegas. Prior to passage of the Act in February 1996, ILEC's fiber transport was subject to tariffs and usually priced substantially higher than a competing CAP/CLEC. With the passage of the Act, ILECs were required to lease their network elements at cost based prices. MGC seeks to find two to three competing transport suppliers in its markets with attractive competitive prices.

     The Company believes the traditional copper loop connection from the ILEC central office to the end user (the "last mile") is getting considerable attention from manufacturers looking for more economic solutions. Beyond the traditional copper based T1 span and the more recent direct fiber connections, wireless radio including 38GHz and 2.4GHz are becoming practical and, often, less costly. The Company believes "last mile" solutions, including an array of new technology with significant bandwidth improvement, is on the horizon. The Company's network architecture anticipates this evolution and avoids capital investment that may prove technically and economically obsolete.

     Switch Hardware. The Company's switching platform is the Nortel DMS 500. MGC has executed a contract with Nortel providing for the purchase of 20 DMS 500 switches (two of which have already been delivered). The contract specifies industry standard warranties. The DMS 500 system offers a flexible and cost effective means of establishing a single point of presence in, and the ability to provide revenue generating services to, both the local and long distance markets. The DMS 500 combines the DMS 100 local switch functionality with long distance toll and tandem switching capability.

     The Company's early-to-market strategy requires an accelerated switch deployment schedule. Reducing the customization of the building to house the switch is one method. With this in mind, the Company is pursuing a number of alternative solutions including working with Nortel to supply it with a "switch in a box." The switch would be installed at Nortel's factory in a series of self-contained units, with all the necessary environmental, fire and other elements pre-installed, which could be trucked to and inserted in a facility through a standard eight foot door and be operational within a short period of time. By using this approach or other modifications to traditional installation, the Company believes it can move quickly to open new markets and be operational in as short as four months from the date of site selection. The Company may employ more than one switch in a particular market.

     Interconnection Agreements. The Company has interconnection agreements with Sprint for operation in Las Vegas (it expects to expand this agreement for operations in Chicago), BellSouth for operation in Georgia, GTE in Southern California, PacBell in California and Ameritech in Illinois. The Company believes it has secured favorable agreements which will allow it to operate profitably in these jurisdictions, but there can be no assurance to that effect. The Company has authority to operate as a CLEC in Illinois, Georgia, Nevada and California and has made application for such authority in Florida.

OPERATIONS

     Customer Service. The Company strives to provide customer service superior to the ILEC in each of its markets. This includes:

     - Personnel. CSRs and sales personnel who are well trained and attentive to customers' needs. CSRs are available 24 hours a day, seven days a week, 365 days a year.

     - Phones. Prioritizing the answering of phones such that calls are answered after a limited number of rings.

     - Coordination. Coordinating the installation with both the customer and the ILEC, if involved.

     - Customer Information. Keeping the customer informed if there is an installation or repair problem and dedicating the necessary resources to resolve the problem as soon as possible.

     - Billing. Providing the customer a timely bill which is accurate, simple to read and understand and comprehensive.

     Centralization. The Company has a centralized customer service center, including a centralized call center, which operates seven days per week 24 hours a day. Centralization allows the Company to control personnel and their training to a greater degree than with call centers in each city and thereby provides consistent, high quality customer service with lower overhead costs.

     Automation. The Company believes automation of internal processes contributes greatly to the overall success of a service provider and billing is a critical element of any telephone company's operation. The Company's management information system has been designed to allow a CSR to quickly take all the necessary information from a customer in a logical, conversational manner, establish the appropriate billing and credit information and electronically process the order with the ILEC for the local loop. It creates the correct emergency 911 address update for new customers and supplies the information to the appropriate emergency authorities. Concurrently, it will establish the related cost elements with the order to track the expense of the facility leased from the ILEC.

     Thereafter, the system will track the progress of the order based on electronic or facsimile updates from the ILEC. The installation desk will follow the customer's order, ensuring the installation date is met. Additionally, CSRs will be able to handle all other customer service inquiries, including billing questions, repair calls or directory assistance information. All this information is available in the integrated system available to the CSR.

     In addition, the Company's proprietary management information system has been designed to track and bill all forms of local service, including line and feature charges and long distance charges. Additionally, the billing system can provide sophisticated solutions for business bills. Companies desiring a single bill for many locations, summary bills only without detail or any other combination can be accommodated. Lastly, the Company expects to be able to deliver billing information in a number of media besides paper including electronic files, Internet inquiry or on-line inquiry.

LOW COST FOCUS

     To offer service to its targeted segments of the market and insure long term profitability, the Company has created a low cost structure and focus. The key components of this strategy are:

          Low Cost Network Architecture. One of the most critical elements of creating a low cost structure is a service provider's decision as to the type of network to build. MGC has chosen to exclusively build a switch-based network. MGC believes this is the lowest cost approach. To accomplish this, the Company has made the decision to lease the necessary transport and local loops on an incremental basis, as demand dictates, from ILECs and CAP/CLECs. As a result, the Company will not be burdened by the carrying cost of a constructed transport network. This approach allows the Company to precisely target its capital expenditures to the specifics of each market and developing conditions.

          Standardized Switch/Installation. The Company plans to use only Nortel switches, all configured in the same manner and where possible delivered in a portable environment such as a container. The Company believes this approach will reduce the time to install its switches.

          Simple Product. The Company's product offerings are based on basic telephone services. This simplified approach allows the Company to standardize training, order processing and interfaces with the different ILECs. The Company does not expect to offer complex telecommunications packages.

          Automation. An important component in producing a low cost environment is automation of the processes involved. The Company has installed a proprietary management information system designed to be a comprehensive, integrated system that addresses all aspects of its business, including customer care and billing, general ledger, payroll, fixed asset management, purchasing and personnel. This system is scalable and has been designed to support the Company's operation as it grows.

          Credit Policy. The Company's early lack of formal credit or deposit procedures resulted in an unacceptable level of uncollectible accounts and resulting bad debt. During third quarter 1997, a total of 2,471 lines were disconnected, the majority of which were terminated for non-payment. To minimize its bad debt exposure, the Company is implementing a policy in Las Vegas generally requiring new customers to prepay for specified services and usage estimates. Receipt of the prepayment will generally be required prior to service being activated. Additional personnel have been dedicated to collections and credit monitoring to seek to reduce the Company's bad debt. The new credit policy is expected to allow the Company to maintain its focus on low cost delivery of basic telephone services.

          Efficient Customer Service. The Company has a centralized customer service center, including a centralized call center, which operates seven days per week 24 hours per day. The centralized calling center handles all inquiries and orders for new service. This centralization allows the Company to control personnel and their training to a greater degree than with call centers in each city.

COMPETITION

     The Company believes the only significant switch-based competitor for its targeted markets (small businesses and residential users in suburban areas of large metropolitan markets) is the ILEC in each market. However, the CAP/CLECs and other telecommunications suppliers in each of the metropolitan areas in which the Company will be present could also elect to compete for the Company's targeted market.

     General competition in each of the service categories provided by the Company is discussed below.

     Local Services. In each of its geographic markets, the Company faces significant competition for the local services it offers from RBOCs and other ILECs, which currently dominate their local telecommunications markets. These companies all have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of MGC.

     The Company will also face competition in most markets in which it will operate from one or more CAP/CLECs operating fiber optic networks. Other local service providers have operations or are initiating operations within one or more of the Company's service areas. MGC expects WorldCom, MCI, Teleport Communications Group, Inc. ("Teleport"), and certain cable television providers, all of which are substantially larger and have substantially greater financial resources than the Company, to enter some or all of the markets the Company will serve. MGC also understands other entities have indicated their desire to enter the local exchange services market within specific metropolitan areas served or targeted by MGC.

     In addition, a continuing trend toward consolidation and strategic alliances within the telecommunications industry could result in significant new competition for the Company. AT&T and MCI have begun to enter the local services market. Other potential competitors of the Company include utility companies, other long distance carriers and wireless telephone systems. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions.

     Competition in all of the Company's market areas is based on quality, reliability, customer service and responsiveness, service features and price. The Company intends to keep its prices at levels below those of the ILECs while providing, in the opinion of the Company, a higher level of service and responsiveness to its customers.

     Although the ILECs are generally subject to greater pricing and regulatory constraints than other local network service providers, ILECs are achieving increasing pricing flexibility for their local services as a result of recent legislative and regulatory developments. The ILECs have continued to lower rates, resulting in downward pressure on prices for certain services.

     Long Distance Services. The Company will compete with AT&T, MCI and others in the long distance services market. Many of the Company's competitors have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of MGC. In providing these services, the Company will focus on quality service and economy to distinguish itself in a very competitive marketplace.

GOVERNMENT REGULATIONS

  Government Regulation and Requirements

     Overview. The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers such as the Company, to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which the Company is unable to predict.

     Federal Regulation. The Company must comply with the requirements of common carriage under the Communications Act of 1934 (the "Communications Act"), as amended. Comprehensive amendments to the Communications Act were made by the Act, which was signed into law on February 8, 1996. The Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While it will take years for the industry to feel the full impact of the Act, it is already clear the legislation provides the Company with both opportunities and challenges.

     The Act gives the FCC the authority to forebear from regulating companies if it finds such regulation does not serve the public interest, and directs the FCC to review its regulations for continued relevance on a regular basis. As a result of this directive, a number of the regulations that historically applied to CLECs have been and may continue to be eliminated in the future. While it is therefore expected that a number of regulations that were developed prior to the Act will be eliminated in time, those which apply to the Company at present are discussed below.

     The Act greatly expands the FCC's interconnection requirements on the ILECs. The Act requires the ILECs to: (i) provide physical collocation, which allows companies such as MGC and other interconnectors to install and maintain their own network termination equipment in ILEC central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically unfeasible; (ii) unbundle components of their local service networks so other providers of local service can compete for a wider range of local services customers; (iii) establish "wholesale" rates for their services to promote resale by CLECs and other competitors; (iv) establish number portability, which will allow a customer to retain its existing phone number if it switches from the ILEC to a competitive local service provider; (v) establish dialing parity, which ensures customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and (vi) provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the Act requires ILECs to compensate competitive carriers for traffic originated by the ILECs and terminated on the competitive carrier's networks. The FCC is charged with establishing national guidelines to implement the Act. The FCC issued its Interconnection Order on August 8, 1996, which established detailed rules regarding rates, terms and conditions for interconnection between CLECs and ILECs. The Interconnection Order was appealed to the U.S. Court of Appeals for the Eighth Circuit. On July 18, 1997, the Court issued a final decision vacating the interconnection pricing rules and "most favored nation" rules as well as certain other interconnection rules. It is expected that the Eighth Circuit decision will be appealed to the United States Supreme Court, although it is not possible at this time to determine how or when the Supreme Court will respond to these appeals. MGC does not believe the Eighth Circuit decision will have any significant impact on its operation. On October 14, 1997, the U.S. Court of Appeals for the Eighth Circuit ruled that ILECs are under no obligation to provide AT&T or anyone else with a rebundled package of individual network elements. The Company believes that the impact of this ruling is neutral to the Company in light of the Company's switch-based network strategy employing unbundled network elements and may be beneficial in the short-term by delaying entrance into the local service market by IXC's such as AT&T.

     On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" ILECs charge to interexchange carriers and end user customers. The Company's analysis of the FCC's order leads it to believe the FCC's new access charge rules do not adversely affect the Company's business plan, and they do in fact present significant opportunities for new entrants, including the Company. Aspects of the order may be changed in the future. At least ten parties have filed appeals with federal courts, and numerous parties have asked the FCC to reconsider portions of its new rules.

     As part of its pro-competitive policies, the Act frees the RBOCs from the judicial order that prohibited their provision of interLATA services. Specifically, the Act permits RBOCs to provide long distance services outside their local service regions immediately, and will permit them to provide in-region interLATA service upon demonstrating to the FCC and state regulatory agencies they have adhered to the FCC's interconnection regulations. As of August 31, 1997, ILECs in two states have filed applications for in-region long distance authority with the FCC -- Ameritech in Michigan and Southwestern Bell in Oklahoma. The FCC recently denied Ameritech's application.

     As a result of provisions of the Act, the Company has taken the steps necessary to be a provider of local exchange services. As of September 30, 1997, MGC had obtained local certification in four states and had applications pending for local certification in one additional state. In addition, the Company has successfully negotiated interconnection agreements that meet the interconnection provisions contained in the Act with five ILECs and is in negotiation for interconnection agreements with four additional ILECs. At the same time, the Act also makes competitive entry more attractive to RBOCs, other ILECs and interexchange carriers and other companies, and likely will increase the level of competition the Company faces.

     The Act's interconnection requirements also apply to interexchange carriers and all other providers of telecommunications services, although the terms and conditions for interconnection provided by these carriers are not regulated as strictly as interconnection provided by the ILECs. This may provide the Company with the ability to reduce its own access costs by interconnecting directly with non-ILECs, but may also cause the Company to incur additional administrative and regulatory expenses in replying to interconnection requests.

     While the Act reduces regulation to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the ILECs, and increases their ability to respond quickly to competition from the Company and others. For example, in accordance with the Act, the FCC has applied "streamlined" tariff regulation to the ILECs, which greatly accelerates the time required for changes to tariffed service rates to take effect, and eliminates the requirement that ILECs obtain FCC authorization before constructing new domestic facilities. These actions will allow ILECs to change service rates more quickly in response to competition. Similarly, the FCC is expected to release an order later this year that may provide significant new pricing flexibility to ILECs. To the extent such increased pricing flexibility is provided, the Company's ability to compete with ILECs for certain service may be adversely affected.

     On May 8, 1997, in compliance with the requirements of the Act, the FCC released an order establishing a new Universal Service support fund, which provide subsidies to carriers that provide service to under-served individuals and customers in high cost areas, and to companies that provide telecommunications services and wiring for schools and libraries. The Company is required to contribute into the Universal Service fund, but may also obtain subsidies for services it provides. The new Universal Service rules will be administered jointly by the FCC and state regulatory authorities, many of which are still in the process of establishing their administrative rules. The net revenue effect of these regulations on the Company cannot be determined at this time.

  State Regulation

     The Company has received CLEC certification in Nevada, Georgia, Illinois and California and is in the process of applying for certification in Florida. State authorizations vary in their regulatory intensity. State laws and regulations that prohibit or have the effect of prohibiting, local and long-distance telecommunications competition may be preempted under the Act.

     In most states, the Company is required to file tariffs setting forth the terms, conditions, and prices for services which are classified as intrastate. In some states, the Company's tariff can list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company is not at this time subject to price cap or to rate of return regulation in Nevada or any of its planned expansion markets.

     Under the Act, implementation of the Company's plans to compete in local markets is and will continue to be, to a certain extent, controlled by the individual states. The Company continues to support efforts at the state government level to more quickly implement competition in their markets under the new federal law and to permit CAPs/CLECs to operate on the same basis and with the same rights as the ILECs, sometimes referred to as "co-carrier status." Currently, a number of state regulatory agencies have authorized varying degrees of co-carrier privileges to new competitors. As of January 1, 1996, over one-half of the states have taken regulatory and legislative action to open local communications markets to various degrees of local exchange competition and co-carrier status, including the five states in which the Company operates or currently plans to operate (California, Illinois, Georgia, Massachusetts, and Nevada).

     Since early 1995, several CAPs/CLECs have entered into co-carrier agreements with ILECs which address CLEC/ILEC interconnection issues, such as reciprocal compensation and number portability. While the Act mandates the implementation of interconnection arrangements, there can be no assurance such negotiations will enable the Company to secure its desired co-carrier arrangements in a timely fashion or upon reasonable rates and terms.

PROPERTIES

     In Las Vegas, the Company has a five year lease with a five year option for the 8,000 square feet housing its switch site. The Company has entered into an agreement to lease up to 24,000 square feet of additional space which is expected to be ready in November 1997. This space will house the Company's corporate headquarters, national customer service operations, national sales personnel, Las Vegas sales personnel and general administration. This building is owned by two of the Company's principal stockholders and directors, Maurice
J. Gallagher, Jr. and Timothy P. Flynn. See "Certain Transactions." Management believes the terms and conditions of this transaction are equal to or better than market rates. Additionally, Messrs. Gallagher and Flynn have agreed to work with the Company to construct additional facilities when needed. The Company leases two other offices in the Las Vegas area under short term leases. These offices house the Company's general office space and customer service personnel and will be vacated when the new facility is ready for occupancy.

     The Company has entered into a lease for its Atlanta switch site in the suburb of Toco Hills. The Company has a ten year lease with two five year options for 6,400 square feet. This site has sufficient space for the Company's switch and adequate office space to house its local sales staff and administrative support.

     The Company purchased a 3,800 square foot facility for $260,000 in Pomona, California to house its switch and technical staff.

     The Company places great importance on each switch facility and seeks to insure maximum security and environmental control. MGC believes this can be achieved through standalone structures. This approach minimizes the risk of fire or other hazards from adjacent tenants or properties.

PERSONNEL

     As of September 30, 1997, there were 111 employees of the Company, the majority of whom were located in Las Vegas. The Company expects to substantially increase its employee count over the next two years.

     MGC has non-disclosure and non-compete agreements with all of its executive employees. None of MGC's employees is represented by a collective bargaining agreement.

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings of a material nature.

                                   MANAGEMENT

     The following table sets forth, as of September 30, 1997, the name, age and position within the Company of each executive officer and director of the Company. Their respective backgrounds are described following the table.

                NAME                   AGE                    POSITION
                ----                   ---                    --------
Nield J. Montgomery..................  53     Chief Executive Officer, President,
                                                Director
Maurice J. Gallagher, Jr. ...........  48     Chairman of the Board of Directors
Mitchell Allee.......................  56       Vice President -- Information Technology,
                                                Chief Information Officer
John Boersma.........................  37     Vice President -- Operations
Michael E. Burke.....................  53     Vice President -- Engineering and
                                                Operations
Michael D. English...................  50     President -- Eastern Region
Timothy P. Flynn.....................  47     Director
Jack Hancock.........................  67     Director
Kent F. Heyman.......................  42     Vice President and General Counsel
Thomas G. Keough.....................  53     Vice President -- Sales and Marketing
Linda M. Sunbury.....................  36     Vice President -- Administration
Mark W. Peterson.....................  43     President -- Western Region
David A. Rahm .......................  43     Vice President -- Network Development

     NIELD J. MONTGOMERY has been the Chief Executive Officer and President and a member of the Board of Directors of the Company since he participated in its founding. Mr. Montgomery has over 34 years of telephone experience, most recently serving as General Manager -- Switch Implementation for ICG from April 1994 to June 1995. In that capacity, he was responsible for developing strategy and deploying telephone switches nationally to position it to enter the local phone service business. Prior to that, Mr. Montgomery served as General Marketing and Sales Manager for Sprint/Centel (successor to Centel Nevada) ("Centel"). During his 13 year Centel career from 1989 to 1993, he served in senior executive positions directing engineering, operations, business office, sales, and marketing functions. Before joining Centel, Mr. Montgomery held a variety of management positions with NYNEX from 1969 to 1980.

     MAURICE J. GALLAGHER, JR. has served as the Chairman of the Board of Directors since its founding. Mr. Gallagher was instrumental in organizing the Company with Mr. Montgomery. Mr. Gallagher was a founder of ValuJet in 1993 and has served as a Director of ValuJet since 1993. Mr. Gallagher also held prior positions (President and Chief Financial Officer) with ValuJet from 1993 to 1994 and served as Vice Chairman from 1994 to 1997. Prior to ValuJet, Mr. Gallagher was a founder and President of WestAir Holding, Inc. ("WestAir"), a commuter airline headquartered in Fresno, California. WestAir was sold to Mesa Airlines ("Mesa") in June 1992. Mr. Gallagher was a member of the Mesa Board of Directors from June 1992 through March 1993 and has served as a director of Submicron Systems, Inc. since April 1997.

     MITCHELL ALLEE has served as Vice President -- Information Technology and Chief Information Officer of the Company since July 1997. Although Mr. Allee is expected to devote the majority of his time to the Company, pursuant to an independent contractor agreement, he will continue to direct CMS Solutions ("CMS"), a company which he owns and serves as president. Since its founding in 1985, CMS has been a software development company specializing in high volume financial transaction software. CMS clients have ranged from the smallest Public Utility District in California to Unocal Corporation where CMS developed a nationwide chemical distribution and accounting system. CMS also developed a ticketless reservation system for ValuJet.

     JOHN BOERSMA has served as Vice President -- Operations of the Company since May 1997. He served as Vice President of Carrier Relations for ICG Telecom Group, Inc. ("ICG Telecom") from 1996 to 1997. He was responsible for ICG Telecom's relationship with local exchange carriers and implementation, purchase agreements and service quality and served as Vice President, Northern California Operations from April 1994 to September 1996. He joined Bay Area Transport, now a part of ICG Telecom, in 1986 and held various positions having responsibility for overall financial and operational performance, marketing management, new business development, regulatory affairs, and information systems development. He served on the CLEC Industry Board of Directors and served as the chairman of the association's Tariff Committee from 1991 until 1993.

     MICHAEL E. BURKE has served as Vice President -- Engineering and Operations of the Company since 1996. Mr. Burke has over 27 years of engineering and engineering project management experience in the telecommunications industry, and served from 1990 to 1995 as a member of the Board of Directors and as Vice President -- Network Design for Contel of California. Mr. Burke also served in various engineering management roles with Continental Telephone Company (from 1971 to 1995), California Pacific Utilities (from 1970 to 1971), and General Telephone Company of California (from 1963 to 1970).

     MICHAEL D. ENGLISH has served as President -- Eastern Region of the Company since 1996. Mr. English has over 23 years of telephone industry experience, serving from 1993 to 1996 as Vice President at Metro Access Networks. Prior to joining Metro Access Networks, Mr. English served in 1993 as a consultant to Time Warner Communications. Mr. English was President and Chief Executive Officer at Virginia MetroTEL from 1993 to 1994, and served during 1992 as Vice President at FiberCom, a subsidiary of BTI. From 1988 to 1992, Mr. English served as President and Chairman of FiberLan, Inc. ("FiberLan"), a subsidiary of BellSouth and Siecor. He joined FiberLan in 1985 as Vice President. Mr. English also previously served in senior management positions in strategic planning and switch engineering at BellSouth (from 1984 to 1985), AT&T (from 1978 to 1981), and Southern Bell (from 1973 to 1978 and 1981 to 1983).

     TIMOTHY P. FLYNN has served as Member of the Board of Directors of the Company since 1996. Mr. Flynn also serves as a member of the Board of Directors of ValuJet. He has served in such position since he participated in its founding in 1993. Prior to ValuJet, Mr. Flynn was Chairman of the Board and CEO of WestAir. He and Mr. Gallagher purchased WestAir Airlines in 1983 and operated it through June 1992 when it was sold to Mesa. Mr. Flynn was a member of the Board of Directors of Mesa from June 1992 through March 1993. Mr. Flynn and Mr. Gallagher are affiliated in a number of other transactions.

     JACK L. HANCOCK has served as a Member of the Board of Directors of the Company since 1996. Mr. Hancock was Vice President of Systems Technology and Executive Vice President, Product and Technology for PacBell (from 1988 to
1993). Prior to joining PacBell, Mr. Hancock was Executive Vice President for Information Systems, Strategic Planning, and Human Resources at Wells Fargo Bank (from 1982 to 1987). Before that, he was Senior Vice President for Management Information Systems at Chemical Bank (from 1978 to 1981). He is a member of the Boards of Directors of several public and private companies, including Union Bank of California (from 1994 to present) and Wittaker Corporation (from 1994 to present).

     KENT F. HEYMAN has served as Vice President and General Counsel of the Company since June 1996. Mr. Heyman has 17 years of legal experience, most recently as chairman of the litigation department and Senior Trial Counsel of the Dowling, Magarian, Aaron & Heyman Law Firm. Mr. Heyman has served as a California Superior Court Judge pro tempore presiding over trial, settlement conference and other proceedings from 1990 to 1996.

     THOMAS G. KEOUGH has served as Vice President -- Sales and Marketing of the Company since December 1996 and is responsible for all marketing and sales, and customer service activities. He has over 20 years experience as a marketing and sales executive, serving most recently as Executive Vice President and Director of Sales for Jetstream Aircraft, a subsidiary of British Aerospace from 1992 to 1996. Mr. Keough also served in senior marketing and sales management roles with Beech Aircraft (from 1989 to 1992), Bombardier (from 1988 to 1989), Saab Aircraft of America (from 1983 to 1988), and DeHavilland (from 1976 to 1983).

     LINDA M. SUNBURY has served as Vice President -- Administration of the Company since June 1996. Ms. Sunbury has over 12 years accounting and administrative experience, having held similar positions in the airline industry. Most recently, Ms. Sunbury was Vice President of Administration for Business Express, Inc. ("Business Express") dba the Delta Connection from 1994 to 1996. While Ms. Sunbury was at Business Express, creditors of Business Express filed an involuntary petition for bankruptcy in January 1996. Business

Express subsequently reorganized and emerged from bankruptcy in April 1997. Prior to that, Ms. Sunbury served as Controller for West Air Commuter Airlines, Inc. dba United Express from 1988 to 1994. Ms. Sunbury began her career with the accounting firm of KPMG Peat Marwick LLP where she was employed from 1983 to 1988.

     MARK W. PETERSON has served as President -- Western Region of the Company since March 1997. He previously served as head of corporate affairs for both WestAir Airlines, dba United Express in Fresno, California from 1988 to 1992 and for AirCal Airlines in Newport Beach, California from 1978 to 1982. He also served as a marketing communications manager with Bank of America in San Francisco, worked as marketing consultant in Northern California from 1985 to 1986, and was an instructor in business communications at California State University, Chico.

     DAVID A. RAHM has served as Vice President of Network Development of the Company since May 1996. Mr. Rahm served as general counsel of Chadmoore Wireless Group, Inc. from 1995 to 1996. Prior to that, Mr. Rahm served as Director of Administration, Acting Director of Production and General Counsel of Sigma Game, Inc. from 1993 to 1994. Mr. Rahm also served as Assistant Vice President, Manager of Marketing, Credit, Leasing and Administration for Lodgistix, Inc. from 1980 to 1990.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal year ended December 31, 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, for the Company's Chief Executive Officer. No Executive Officer received compensation in excess of $100,000 in 1996. No compensation was paid to any Executive Officers of the Company prior to April 1, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                ANNUAL COMPENSATION             COMPENSATION AWARDS
                                          --------------------------------   -------------------------
                                                              OTHER ANNUAL
                                                              COMPENSATION               ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR     SALARY        BONUS       OPTIONS    COMPENSATION
      ---------------------------         ----    ---------   ------------   -------  ----------------
Nield J. Montgomery.....................  1996     $45,077(1)        --      600,000           --
  President and Chief Executive Officer

---------------
(1) $2,000 of such compensation was paid in April 1996, prior to the commencement of the Company's operations, in the form of 800,000 shares of Common Stock in the Company.

     The following table shows the names and current annual compensation levels of the Chief Executive Officer and the four most highly compensated Executive Officers based upon a full year of employment.

NAME AND PRINCIPAL POSITION                                    SALARY
---------------------------                                   --------
Nield J. Montgomery.........................................  $150,000
  President and Chief Executive Officer
Thomas G. Keough............................................   110,000
  Vice President -- Sales & Marketing
John Boersma................................................   105,000
  Vice President -- Operations
Michael E. Burke............................................   100,000
  Vice President -- Engineering & Operations
Michael D. English..........................................   100,000
  President -- Eastern Region

EMPLOYMENT AND STOCK PURCHASE/REPURCHASE AGREEMENTS

     Nield J. Montgomery. The Company's employment agreement with Mr. Montgomery provides for a base salary of $150,000 per year, effective September 1, 1997, and discretionary bonuses. Prior to the commencement of revenue producing operations in December 1996, Mr. Montgomery's base salary was

$5,000 per month. Mr. Montgomery is required to devote his full time and efforts to the business of the Company during the term of his employment agreement which expires in September 2000. Mr. Montgomery's employment may be terminated by either the Company or Mr. Montgomery at any time. Mr. Montgomery has agreed not to participate in a business offering local, long distance and related telephone services during the term of his employment and for a period of 18 months following termination. If Mr. Montgomery's employment is terminated by the Company without cause, he will be entitled to severance pay of $150,000 payable over a period of 12 months. Under the terms of Mr. Montgomery's employment agreement, the other stockholders have certain rights to repurchase a portion of Mr. Montgomery's stock in the Company if his employment is terminated on or before April 1, 2001.

     John Boersma. The Company's employment agreement with Mr. Boersma provides for a base salary of $105,000 per year and a bonus of up to 50% of his base salary based on his and the Company's performance. Mr. Boersma's employment may be terminated at any time during its term by either the Company or Mr. Boersma. Mr. Boersma has agreed not to participate in a business offering local, long distance and related telephone services in the State of Nevada during the term of his employment and for a period of six months following termination. In addition, Mr. Boersma has exercised certain rights to acquire 50,000 shares of Common Stock at $2.00 per share and an additional 100,000 shares of Common Stock at $2.50 per share. Such shares are subject to repurchase at their cost if Mr. Boersma's employment with the Company is terminated prior to May 19, 2000. The Company has agreed to finance over a period of three years the purchase price of the shares purchased at $2.50 per share.

     Mitchell Allee. Mitchell Allee has exercised certain rights to acquire 200,000 shares of Common Stock at $2.00 per share and an additional 175,000 shares of Common Stock at $2.50 per share. The Company has agreed to finance over a period of three years the purchase price of the shares purchased at $2.50 per share. A prorated portion of such shares is subject to repurchase at their cost if Mr. Allee's engagement with the Company is terminated (other than as a result of his death or disability) prior to June 2000.

STOCK OPTION PLAN

     The Company has adopted the NevTEL, Inc. Stock Option Plan (the "Plan"). A total of 2,400,000 shares of Common Stock are reserved for issuance under the Plan. As of September 30, 1997, options to purchase 1,739,600 shares have been granted under the Plan. No options issued under the Plan have been exercised and as of September 30, 1997, options to purchase 56,000 shares have lapsed. At such date, options to purchase 1,683,600 shares were outstanding under the Plan at an average exercise price of $1.52 per share and options for up to 716,400 additional shares may be granted under the Plan.

     Options granted under the Plan may be either incentive stock options or nonqualified options.

     The Plan contemplates that options may be granted to directors, key employees and consultants of the Company. The exercise price of the options granted under the Plan will be determined by the Company's Board of Directors or by the Compensation Committee of the Board of Directors. The terms of the options and the dates after which they become exercisable are established by the Compensation Committee or the Board of Directors, subject to the terms of the Plan. Options granted under the Plan generally vest over a five year period.

     The Company has from time to time granted stock options under the Plan in order to provide certain officers, directors, employees and consultants with a competitive total compensation package and to reward them for their contribution to the Company's performance. These grants of stock options are designed to align the individual's interest with that of the Stockholders of the Company.

BONUS PLAN

     The Company's Bonus Plan is predicated on established EBITDA targets and individual goals and achievements of key corporate personnel.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information regarding all stock options granted in the 1996 fiscal year under the Company's Plan to the Chief Executive Officer of the Company named in the Compensation Table above:

                                           % OF                                                 POTENTIAL REALIZED
                                          TOTAL                   MARKET                             VALUE AT
                            NUMBER OF    OPTIONS                  PRICE                        ASSUMED ANNUAL RATES
                            SECURITIES  GRANTED TO               OR FAIR                          OF STOCK PRICE
                            UNDERLYING  EMPLOYEES                 VALUE                          APPRECIATION (1)
                             OPTIONS    IN FISCAL    EXERCISE    ON DATE                       --------------------
                             GRANTED       YEAR       PRICE      OF GRANT    EXPIRATION DATE      5%         10%
                            ----------  ----------   --------   ----------   ----------------  ---------  ---------
Nield J. Montgomery.......     600,000      70%       $0.50       $0.25       April 1, 2006       --        $89,061

---------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table shows aggregate exercises of options during 1996 and the values of options held by the Company's Chief Executive Officer as of December 31, 1996.

                                                                                      VALUE OF UNEXERCISED
                                                                   NUMBER OF          IN-THE-MONEY OPTIONS
                                                              UNEXERCISED OPTIONS      DECEMBER 31, 1996
                              SHARES ACQUIRED     VALUE        DECEMBER 31, 1996              (1)
NAME                            ON EXERCISE      REALIZED       (UNEXERCISABLE)         (UNEXERCISABLE)
----                          ---------------    --------    ---------------------    --------------------
Nield J. Montgomery.........        --             --                 600,000               $900,000

---------------
(1) Based upon a value for the Company's Common Stock on December 31, 1996, estimated for these purposes to be $2.00 per share.

DIRECTOR COMPENSATION

     The Company's outside Directors (Messrs. Flynn and Hancock) receive meeting fees of $500 per meeting of the Board of Directors or committees of the Board of Directors attended in person in addition to reimbursement of their expenses in attending meetings of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of September 30, 1997, certain information with respect to the Company's Common Stock owned beneficially by each director, by all Executive Officers and directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock of the Company. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of Common Stock included in the table.

                                                          NUMBER OF SHARES      PERCENT OF
               NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED    OWNERSHIP(1)
               ------------------------                  ------------------    ------------
Maurice J. Gallagher, Jr.(2)(3)........................      5,245,000             35.6%
Timothy P. Flynn(2)(4).................................      1,441,500              9.8%
Robert L. and Carol A. Priddy(2)(5)....................      1,437,500              9.8%
Nield J. Montgomery(6).................................      1,380,000              9.3%
Circle F Ventures, LLC(7)..............................      1,250,000              8.5%
Jack L. Hancock(8).....................................         54,000               *
All Executive Officers and Directors as a Group (13
  persons)(2)(3)(6)(8)(9)..............................      9,495,000             63.6%

---------------
  * Less than 1% of total.

(1) The percent of outstanding Common Stock owned is determined by assuming that in each case the person only, or group only, exercised his or its rights to purchase all shares of Common Stock underlying presently exercisable stock options.

(2) Includes presently exercisable warrants issued as a commitment fee in connection with the Common Stock Commitment. See "Certain Transactions."

(3) Includes options to purchase 20,000 shares of Common Stock which are presently exercisable and 5,187,500 shares of Common Stock owned by the various partnerships or trusts with respect to which Mr. Gallagher is a general partner and/or beneficiary. Mr. Gallagher's address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.

(4) Includes options to purchase 4,000 shares which are presently exercisable. Mr. Flynn's address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.

(5) The Priddys' address is 9410 Laguna Niguel Drive, Las Vegas, Nevada 89134.

(6) Includes options to purchase 120,000 shares which are presently exercisable. Mr. Montgomery's address is 3165 Palms Centre Drive, Las Vegas, Nevada 89103.

(7) Includes 250,000 shares owned by managing members of Circle F Ventures, LLC. Circle F Ventures, LLC's address is 14988 N. 78th Way, Scottsdale, Arizona 85260.

(8) Includes options to purchase 4,000 shares which are presently exercisable.

(9) Includes options to purchase 42,000 shares owned by Executive Officers not named above which are presently exercisable.

                              CERTAIN TRANSACTIONS

     The Company has entered into an agreement to lease up to 24,000 square feet of office space from two of the Company's directors and principal stockholders, Maurice J. Gallagher, Jr. and Timothy P. Flynn. The rental rate is $1.65 per square foot which includes common area maintenance charges of $.20 per square foot. Management believes that the terms and conditions of this lease arrangement are at least as favorable to the Company as those which the Company could have received from an unaffiliated third party.

     The Company has entered into an agreement with Palms Centre Drive, Inc. ("PCDI"), a company owned and operated by Mitchell Allee, an officer and stockholder of the Company, to provide, support and maintain the Company's proprietary management information computer system. The agreement provides that PCDI shall design and install the system at a cost of $600,000 payable in monthly installments of $100,000 per month beginning July 1, 1997. Management believes that the terms of the agreement with PCDI are at competitive prices and terms.

     Certain persons have deposited an aggregate of $15.0 million in escrow (the "Common Stock Commitment"), which funds will be applied to the purchase of shares of Common Stock at a price to be agreed upon between the Company and such investors, which price shall be not less than $3.50 per share nor more than $5.00 per share, in the event the Preferred Stock Offering is not closed within 60 days after the Issue Date. As a commitment fee for the Common Stock Commitment, the Company has issued to all such persons contributing to the escrow funds warrants to purchase an aggregate of 150,000 shares of Common Stock at $.01 per share. Such warrants will be exercisable at any time prior to October 1, 2004. If the Preferred Stock Offering closes within 60 days after the Issue Date, the persons contributing to the escrow will have the right to apply the funds in escrow to the purchase of Convertible Preferred Stock on the same basis as the Preferred Stock Offering.

     A significant portion of the Common Stock Commitment has been provided by the following Directors and more than 5% stockholders of the Company: Maurice J. Gallagher, Jr. -- $3.75 million, Timothy P. Flynn -- $3.75 million and Robert L. Priddy -- $3.75 million. As a commitment fee for their Common Stock Commitment, such persons received warrants to purchase shares of Common Stock at $.01 per share as follows: Gallagher -- 37,500 shares, Flynn -- 37,500 shares and Priddy -- 37,500 shares. In addition, such persons will have the right to apply the funds placed in escrow in connection with the Common Stock Commitment to the purchase of Convertible Preferred Stock on the same terms as the Preferred Stock Offering (if the Preferred Stock Offering closes within 60 days after the Issue
Date) or to the purchase of Common Stock at a price which shall be agreed upon between the Company and such persons, which price shall be not less than $3.50 per share nor more than $5.00 per share (if the Preferred Stock Offering does not close within 60 days after the Issue Date).

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Outstanding Notes were issued under an Indenture dated as of September 29, 1997 (the "Indenture") between the Company and Marine Midland Bank, trustee (the "Trustee"). The Exchange Notes will also be issued under the Indenture, and the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the Exchange Notes will be same as the Outstanding Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and thus the Exchange Notes will not bear legends restricting their transferability. The Exchange Notes will evidence the same indebtedness as the Outstanding Notes, will be entitled to the benefits of the Indenture, and will be treated as a single class under the Indenture with any Outstanding Notes. The Exchange Notes and Outstanding Notes will be considered collectively to be a single class for all purposes of this "Description of the Exchange Notes" (except under the caption "-- Registration Rights; Liquidated Damages"), and all references herein to "Notes" shall be deemed to refer collectively to the Outstanding Notes and any Exchange Notes, unless the context otherwise requires.

     The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." As of the date of this Prospectus, the Company has no subsidiaries. However, under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As used in this section, the term "Company" refers only to MGC Communications, Inc. and not to its Subsidiaries.

RANKING

     The Notes will rank senior in right of payment to all subordinated Indebtedness of the Company. The Notes will rank pari passu in right of payment with all existing and future senior borrowings, including borrowings under the Credit Facility, except with respect to the assets securing the Notes. Holders of other secured Indebtedness of the Company will, however, have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other Indebtedness.

     Certain of the Company's operations may in the future be conducted through its Subsidiaries and, therefore, the Company may become dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of June 30, 1997, the total amount of outstanding liabilities of the Company, including trade payables, was approximately $5.8 million.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $160.0 million and will mature on October 1, 2004. Interest on the Notes will accrue at 13% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 1998, to holders of record on the immediately preceding March 15 and September 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to October 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2001........................................................    106.50%
2002........................................................    103.25%
2003 and thereafter.........................................    100.00%

     Notwithstanding the foregoing, in the event of the sale by the Company prior to October 1, 2000 of its Capital Stock (other than Disqualified Stock) in one or more Equity Offerings, up to a maximum of 35% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of one or more Equity Offerings (but only to the extent the proceeds of such Equity Offering consist of cash or readily marketable cash equivalents) at a redemption price equal to 113% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, provided that at least 65% of the aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such Equity Offering.

MANDATORY REDEMPTION

     The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECURITY

  Interest Reserve

     The Indenture provides that, upon the closing of the sale of the Notes, the Company must purchase and pledge to the Trustee for the benefit of the holders of the Notes the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments on such Pledged Securities, in the opinion of any nationally recognized firm of independent public accountants selected by the Company, to provide payment in full of the first six scheduled interest payments due on the Notes. The Company has used approximately $56.8 million of the net proceeds of the sale of the Notes to acquire the Pledged Securities. The Pledged Securities have been pledged by the Company to the Trustee for the benefit of the holders of Notes pursuant to the Pledge Agreement and will be held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in a like amount. A failure by the Company to pay interest on the Notes in a timely manner through October 1, 2000 will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company at the Company's request any such excess amount. The Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Notes to the extent of such security.

     Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will be released from the Pledge Account.

  Telecommunications Equipment

     Pursuant to the Indenture and related documents, including the Security Agreement, between the Company and the Trustee, the Trustee, for its benefit and the benefit of the holders of the Notes, has received or will receive a security interest in: (i) all Telecommunications Equipment currently owned by the Company other than Telecommunications Equipment located in Las Vegas, Nevada or the surrounding suburban area and all Telecommunications Equipment acquired by the Company after the Issue Date (other than Telecommunications Equipment located or to be located in Las Vegas, Nevada or the surrounding suburban area) and prior to such time as the aggregate dollar value of the Company's purchases of Telecommunications Equipment subsequent to the Issue Date (excluding Telecommunications Equipment located or to be located in Las Vegas, Nevada or the surrounding suburban area) equals or exceeds $100.0 million; (ii) the proceeds of any sale or other disposition of such Telecommunications Equipment (including any insurance proceeds from the loss or destruction of such Telecommunications Equipment); and (iii) any additional Telecommunications Related Assets acquired by the Company with the proceeds of any such sale or other disposition of Telecommunications Equipment (collectively, the "Collateral").

     If the Notes become due and payable prior to their stated maturity or are not paid in full at the stated maturity thereof, the Trustee, on behalf of the holders of the Notes, in addition to any other rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce the rights of the Trustee and such holders in the Collateral, including the institution of foreclosure proceedings. Any proceeds received by the Trustee from the disposition of the Collateral will be applied by the Trustee, first to pay certain expenses of the Trustee and the holders of the Notes, second to pay interest with respect to the Notes, third to pay unpaid principal of the Notes, fourth to pay costs and expenses of, and all premiums on, and all other amounts due under, the Notes, and finally, to pay any remainder to the Company or as a court of competent jurisdiction otherwise directs.

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee's having disposed of the Collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of security repossessed from a debtor in a bankruptcy case without bankruptcy court approval. Moreover, the Bankruptcy Code prohibits a secured creditor from disposing of collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

     In addition, notwithstanding anything to the contrary described above, unless an Event of Default shall have occurred and be continuing, the Company will have the right to remain in possession of and retain exclusive control of the Collateral, will have the right to freely utilize the Collateral (including the right to lease such Collateral) and will have the right to collect, invest and dispose of any income thereon. Upon any foreclosure by the Trustee, on behalf of holders of the Notes, on any Collateral that has been made the subject of a lease by the Company, the Trustee's ability to dispose of such Collateral may be restricted by the terms of such lease arrangement. See "Risk Factors -- Failure to Maintain Perfected Security Interest."

     Collateral may be released from the liens of the Indenture in connection with an Asset Sale of Telecommunications Equipment, in which case the Company will be required to comply with the covenant described below under "-- Certain Covenants -- Asset Sales."

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless required by applicable law) and must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other applicable securities laws and regulations.

     Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     Due to the leveraged structure of the Company and the effective subordination of the Notes to other secured Indebtedness of the Company and future Indebtedness of the Company's Subsidiaries, the Company may not have sufficient funds available to purchase the Notes tendered in response to a Change of Control Offer. In addition, the agreements relating to future Indebtedness of the Company's Subsidiaries may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

OFFER TO PURCHASE WITH EXCESS ASSET SALE PROCEEDS

     When the cumulative amount of Excess Proceeds (as defined below under "Certain Covenants -- Asset Sales") exceeds $5.0 million, the Company will make an offer to all holders of Notes and Pari Passu Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of Notes and Pari Passu Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount of the Notes and 100% of the accreted value or 100% of the outstanding principal amount, as applicable, of the Pari Passu Notes, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Indenture.

     If the aggregate principal amount and/or accreted value, as the case may be, of Notes and Pari Passu Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes and Pari Passu Notes to be purchased on a pro rata basis. To the extent that the aggregate amount of Notes and Pari Passu Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such deficiency for general purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

SELECTION OF NOTES FOR REDEMPTION OR OFFERS TO PURCHASE

     If less than all of the Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture at any time, selection of Notes for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes with a principal amount of $1,000 or less shall be redeemed or purchased in part. A new Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption or purchase date, interest will cease to accrue on the Notes or portions of them called for redemption or purchase.

NOTICE OF REDEMPTION

     Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount to be redeemed.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Restricted Subsidiary;

          (ii) purchase, redeem, defease, retire or otherwise acquire for value ("Retire" and correlatively, a "Retirement") any Equity Interests of the Company or any of its Restricted Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

          (iii) Retire for value any Indebtedness of (A) the Company that is subordinate in right of payment to the Notes or (B) any Restricted Subsidiary, except, with respect to clause (A) or (B) above, at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

          (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

             (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

             (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "-- Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

             (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including any Restricted Payments made pursuant to clauses (i), (v) and (vi) of the next paragraph), minus any Restricted Payment Credits, is less than the sum of

                (x) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                (y) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or of debt securities or Disqualified Stock of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after the Issue Date (other than any such Equity Interests, the proceeds of which were used as set forth in clause (ii) below), plus

                (z) $2.0 million.

          The foregoing provisions will not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

          (ii) the Retirement of (A) any Equity Interests of the Company or any Restricted Subsidiary of the Company, (B) Indebtedness of the Company that is subordinate to the Notes or (C) Indebtedness of a Restricted Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

          (iii) the Retirement of any Indebtedness of the Company subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary of the Company), but only to the extent that such new Indebtedness is permitted under the covenant described below under the caption, "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (1) is subordinated in right of payment to the Notes at least to the same extent as, (2) has a Weighted Average Life to Maturity at least as long as, and (3) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired;

          (iv) the Retirement of any Indebtedness of a Restricted Subsidiary of the Company in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company or any Restricted Subsidiary but only to the extent that such incurrence is permitted under the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and only to the extent that such Indebtedness (1) is not secured by any assets of the Company or any Restricted Subsidiary to a greater extent than the Indebtedness so Retired was so secured, (2) has a Weighted Average Life to Maturity at least as long as the Indebtedness so Retired and (3) if the Indebtedness so Retired was an obligation of the Company, is pari passu or subordinated in right of payment to the Notes at least to the same extent as the Indebtedness so Retired;

          (v) the Retirement of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries;

          (vi) the Retirement of any Equity Interests of the Company held by Nield J. Montgomery, Mitchell Allee or John Boersma pursuant to the terms of agreements between the Company and each such individual in effect on the Issue Date upon or following any termination of employment of any of them; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period; and

          (vii) the payment of cash in lieu of fractional shares (a) payable as dividends on Equity Interests of the Company or (b) issuable upon conversion of or in exchange for securities convertible into or exchangeable for Equity Interests of the Company or (c) issuable as a result of a corporate reorganization, provided that, in the case of (a) and
     (b), the issuance of such Equity Interests or securities and, in the case of (c), such corporate reorganization, was permitted under the terms of the Indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii), (iv), (v), (vi) and
(vii), no Default or Event of Default shall have occurred and be continuing.

     The Indenture also provides that a Permitted Investment that ceases to be a Permitted Investment pursuant to the definition thereof, shall become a Restricted Investment, deemed to have been made on the date that it ceases to be a Permitted Investment.

     The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default, provided, however, the Company may not designate any Subsidiary which holds any permit or license which is material to the operations of the Company and its Restricted Subsidiaries taken as a whole as an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

     The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements. The Trustee shall have no duty or obligation to confirm or verify the calculations set forth in such Officers' Certificate.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Indenture provides that:

          (i) the Company and its Restricted Subsidiaries may not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Debt) and

          (ii) the Company and its Restricted Subsidiaries may not issue any Disqualified Stock,

provided, however, that the Company and/or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, the Consolidated Cash Flow Leverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance (A) does not exceed 5.5 to 1 if such incurrence or issuance occurs on or prior to October 1, 2000 and (B) does not exceed 5.0 to 1 if such incurrence or issuance occurs after October 1, 2000, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. If the Company incurs any Indebtedness or issues or redeems any Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period. In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     The foregoing limitation will not apply to (with each exception to be given independent effect):

          (a) the incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and/or any of its Restricted Subsidiaries thereunder) not to exceed $25.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "-- Asset Sales;"

          (b) the incurrence by the Company and/or any of its Restricted Subsidiaries of Vendor Indebtedness, provided that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

          (c) the incurrence by the Company and/or any of its Subsidiaries of the Existing Indebtedness;

          (d) the incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness in an aggregate amount not to exceed $5.0 million at any one time outstanding;

          (e) the incurrence by the Company of (1) Indebtedness (other than secured Acquired Debt) in an aggregate principal amount not to exceed 2.0 times the sum of the net cash proceeds received by the Company after the closing of the Preferred Stock Offering or, if the Preferred Stock Offering is not closed, the closing of the Common Stock Commitment from the issuance and sale of Equity Interests of the Company (that are not Disqualified Stock), plus the fair market value of Equity Interests (other than Disqualified Stock) issued after consummation of a Qualified Equity Offering in connection with an acquisition of a Telecommunications Business or Telecommunications Related Assets and (2) subsequent to consummation of a Qualified Equity Offering, secured Acquired Debt, in an aggregate principal amount not to exceed (i) the net cash proceeds received by the Company from the issuance and sale of Equity Interests of the Company (other than Disqualified Stock) subsequent to the consummation of a Qualified Equity Offering plus (ii) the fair market value of Equity Interests (other than Disqualified Stock) issued in connection with any acquisition of a Telecommunications Business or Telecommunications Related Assets subsequent to the consummation of a Qualified Equity Offering; provided, however, to the extent the Company incurs secured Acquired Debt pursuant to the provisions of this clause (2), its ability to incur Indebtedness pursuant to clause (1) of this clause (e) shall be reduced by an amount equal to two times the aggregate principal amount of secured Acquired Debt so incurred;

          (f) the incurrence (a "Permitted Refinancing") by the Company and/or any of its Restricted Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness, other than Indebtedness incurred pursuant to clause (a) above, but only to the extent that:

             (1) the net proceeds of such Refinancing Indebtedness do not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and prepayment premiums, if any, in connection therewith;

             (2) the Refinancing Indebtedness shall have a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

             (3) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being so Refinanced;

          (g) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; and

          (h) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than one of the categories described in clauses (a) through (h) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant and such item will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph herein. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form or additional Indebtedness, Common Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Asset Sales

     The Indenture provides that the Company and its Restricted Subsidiaries may not, whether in a single transaction or a series of related transactions occurring within any twelve-month period,

          (i) sell, lease, convey, dispose or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances, dispositions or other transfers (A) in the ordinary course of business, (B) to the Company by any Restricted Subsidiary of the Company or from the Company to any Restricted Subsidiary of the Company,
     (C) that constitute a Restricted Payment, Investment or dividend or distribution permitted under the covenant described below under the caption "Restricted Payments" or (D) that constitute the disposition of all or substantially all of the assets of the Company pursuant to the covenant described above under the caption "Merger, Consolidation or Sale of Assets" or

          (ii) issue or sell Equity Interests in any of its Restricted Subsidiaries (other than an issuance or sale of Equity Interests of any such Restricted Subsidiary to the Company or a Restricted Subsidiary),

if, in the case of either (i) or (ii) above, in a single transaction or a series of related transactions occurring within any twelve-month period, such assets or securities

          (x) have a Fair Market Value in excess of $2.0 million (excluding the Fair Market Value of Telecommunications Equipment sold to ILECs in connection with establishing virtual collocation arrangements with such ILECs) or

          (y) are sold or otherwise disposed of for net proceeds in excess of $2.0 million (each of the foregoing, an "Asset Sale"), unless:

             (a) no Default or Event of Default exists or would occur as a result thereof;

             (b) the Company, or such Restricted Subsidiary, as the case may be, receives (except in the case of sales of Telecommunications Equipment to ILECs in connection with establishing virtual collocation arrangements with such ILECs) consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee), of the assets or securities issued or sold or otherwise disposed of; and

             (c) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, provided, however, that (A) the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (y) any notes, obligations or other securities received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received in the case of subclause (y)) for purposes of this clause (c); and (B) an amount equal to the Fair Market Value (determined as set forth in clause (b) above) of Telecommunications Related Assets received by the Company or any such Restricted Subsidiary from the transferee that will be used by the Company or any such Restricted Subsidiary in the operation of a Telecommunications Business in the United States will be deemed to be cash for purposes of this clause (c).

The foregoing provisions will not apply to a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which will be governed by the provisions of the Indenture described below under "-- Merger, Consolidation, or Sale of Assets."

     The Indenture also provides that within 365 days after the receipt of net proceeds of any Asset Sale, the Company (or such Restricted Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) permanently reduce the amounts permitted to be borrowed by the Company under the terms of any of its Senior Indebtedness or (ii) the purchase of Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the United States (provided that such Person concurrently becomes a Restricted Subsidiary of the Company). Any Net Proceeds from any Asset Sales that are not so applied or invested will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an Excess Proceeds Offer in accordance with the terms set forth under "-- Offer to Purchase with Excess Asset Sale Proceeds."

  Liens

     The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

          except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

             (a) Existing Indebtedness;

             (b) applicable law;

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

             (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

             (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

             (e) Indebtedness in respect of a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

             (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

             (g) Indebtedness incurred under clause (a) of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Disqualified Stock;"

             (h) the Indenture and the Notes; or

             (i) in the case of clauses (a), (c), (e), (f), (g) and (h) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Issue Date.

  Use of Proceeds

     The Indenture provides that the Company may use the gross proceeds from the sale of the Notes only for the following purposes:

          (i) to pay the fees and expenses of the issuance of the Notes including any discount or commission to the Initial Purchasers of the Notes;

          (ii) to acquire Telecommunications Related Assets (other than Voting Stock), including the payment of the purchase price and related sales and use taxes therefor and shipping, handling, storage, transportation, testing and insurance charges, design, integration and site preparation expenses and installation and service/warranty costs associated with the acquisition of any Telecommunications Related Assets;

          (iii) to acquire the Voting Stock of any Person engaged in the Telecommunications Business in the United States to the extent that the purchase price paid by the Company or any Restricted Subsidiary for such Voting Stock is allocated (as determined by a resolution of the Board of Directors) to the purchase of Telecommunications Equipment at a purchase price not in excess of fair market value;

          (iv) to purchase the Pledged Securities; and

          (v) for working capital purposes.

     The Company will deliver to the Trustee an Officer's Certificate with each annual compliance certificate certifying that the proceeds of the Notes were applied in accordance with this covenant.

  Security Interests

     The Indenture provides that, until the date upon which the Trustee has been granted a first priority security interest in Telecommunications Equipment purchased after the Issue Date having a purchase price at least equal to $100.0 million, upon the acquisition of any Telecommunications Equipment, other than Telecommunications Equipment located or to be located in Las Vegas, Nevada or the surrounding suburban area, the Company will, and will cause its Restricted Subsidiaries to, take such action as is required to vest in the Trustee a first priority security interest in such Telecommunications Equipment, for the benefit of the holders of Notes, and thereupon all provisions of the Indenture relating to Collateral shall be deemed to relate to and include such Telecommunications Equipment. On the Closing Date and from time to time thereafter, the Company will, and will cause each Restricted Subsidiary to, execute such security instruments and financing statements as may be reasonably necessary to vest in the Trustee such security interest. In addition, with respect to any telecommunications switch that constitutes Collateral, the Company will post a notice on, or in the location housing, such telecommunications switch, identifying the Company or the relevant Restricted Subsidiary as the owner of such telecommunications switch and stating that such telecommunications switch is subject to the security interest under the Indenture. The release of any lien on Telecommunications Equipment upon the sale thereof to any ILEC in connection with the establishment of a virtual collocation with such ILEC shall not eliminate the credit of the purchase price of such Telecommunications Equipment against the $100.0 million requirement set forth in the first sentence of this paragraph, provided that upon any reacquisition by the Company of title to such Telecommunications Equipment the first priority security interest granted to the Trustee in such Telecommunications Equipment shall be reinstated.

  Impairment of Security Interest

     The Indenture provides that the Company will, and will cause its Restricted Subsidiaries to, on or prior to the Closing Date, file UCC-1s in each state in the United States in which any Collateral is located covering all such Collateral, to file UCC-1s in additional states from time to time as may be necessary to cover Collateral acquired after the Issue Date and to file such UCC-3 continuation statements from time to time as may be necessary to continue the effectiveness of such filings and the Company will not, and will not permit any of its Restricted Subsidiaries to, grant to any Person (other than the Trustee on behalf of holders of the Notes) any security interest in the Collateral.

  Merger, Consolidation or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

          (i) the Company is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the Indenture, the Pledge Agreement and the Security Agreement pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

          (iii) immediately after such transaction no Default or Event of Default exists;

          (iv) except in connection with a Merger with or into a wholly owned subsidiary of the Company, the Company, or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction (A) could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (B) has Consolidated Net Worth in an amount which is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

          (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization or license of the Company or its Restricted Subsidiaries that would have a material adverse effect on the business or operations of the Company and its Restricted Subsidiaries taken as a whole; and

          (vi) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that, with respect to the transaction, items (i) through (v) as stated above have been satisfied.

  Transactions with Affiliates

     The Indenture provides that the Company and its Restricted Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

          (ii) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company;

          (iii) the Company delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of a committee of independent directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above; and

          (iv) the Company delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion of an Independent Appraiser that such Affiliate Transaction complies with clause (i) above;

     provided that

             (a) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Restricted Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

             (b) transactions between or among the Company and its Restricted Subsidiaries,

             (c) transactions permitted by the provisions of the Indenture described above under the covenant "-- Restricted Payments,"

             (d) loans and advances to employees and officers of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, and

             (e) transactions pursuant to existing contracts to which the Company is a party in accordance with the terms of such contracts as they exist on the Issue Date,

shall not be deemed Affiliate Transactions.

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

  Business Activities

     The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

     The Indenture will provide that, until such time as the Company's Consolidated EBITDA is positive for each of two consecutive fiscal quarters, the Company and its Restricted Subsidiaries may not, directly or indirectly (through the acquisition of Voting Stock, corporate reorganization or otherwise), purchase, lease, acquire, install or operate more than twenty telecommunications switches (including telecommunications switches already installed but excluding remote switches); provided, however, that the 20 switch limitation shall be increased by the number of telecommunications switches that could be purchased with the net proceeds to the Company from the sale of any Equity Interests (other than Disqualified Stock) subsequent to the closing of the Preferred Stock Offering or, if the Preferred Stock Offering is not closed, the closing of the Common Stock Commitment.

  Limitations on Sale and Leaseback Transactions

     The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, provided that the Company or any Restricted Subsidiary of the Company may enter into any such transaction if (i) the Company or such Restricted Subsidiary would be permitted under the covenants described above under "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and "-- Liens" to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Restricted Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Restricted Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "-- Asset Sales."

  Reports

     The Indenture provides that the Company will file with the Trustee within 15 days after it files them with the Securities and Exchange Commission (the "Commission") copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Notes are outstanding, the Company will furnish copies of the SEC Reports to the holders of Notes at the time the Company is required to file the same with the Trustee and make such information available to investors who request it in writing. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Payments for Consent

     The Indenture provides that neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

          (i) default in payment when due of interest on or Liquidated Damages, if any, with respect to the Notes as to any interest payment date falling on or prior to October 1, 2000, and default for 30 days in payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes as to any interest payment date thereafter;

          (ii) default in payment when due of principal or premium, if any, on the Notes at maturity, upon redemption or otherwise;

          (iii) failure by the Company to perform or comply with the provisions of the covenants described above under "-- Offer to Purchase Upon Change of Control," "-- Asset Sales," "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" or "-- Merger, Consolidation or Sale of Assets;"

          (iv) failure by the Company for 30 days after notice to the Company from the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Notes then outstanding to comply with its other agreements in the Indenture or the Notes;

          (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (x) is caused by a failure to pay when due principal, premium, if any, or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness of the Company or any Significant Subsidiary under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause
     (y), aggregates $5.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not paid, discharged or stayed within 45 days after their entry; and

          (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     In addition to the foregoing, it shall be an Event of Default under the Indenture if any of the provisions of the Indenture relating to the Security Documents or the Security Documents shall cease to be in full force and effect or shall cease to give the secured parties the Liens, rights, powers and privileges purported to be created thereby.

     If any Event of Default occurs and is continuing under the Indenture, the Trustee, by notice to the Company, or the holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the Notes except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Restricted Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Notes contained in the Indenture or the Notes, the amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Notes or, if voluntary prepayment is not then permitted, the premium set forth in the Indenture. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payments of principal or interest) if it determines that withholding notice is in such holders' interest.

     The holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may, on behalf of the holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Liquidated Damages or premium on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes and have the liens and security interests created by the Security Agreement released ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (a) the rights of holders of outstanding Notes to receive from the trust described below payments in respect of the principal of, premium, if any, and interest on and Liquidated Damages with respect to such Notes when such payments are due, or on the redemption date, as the case may be;

          (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (d) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture and have the liens and security interests created by the Security Agreement released ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient (after taking into account the amount, if any, remaining in the Pledge Account), in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on and Liquidated Damages with respect to the outstanding Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on or Liquidated Damages with respect to the outstanding Notes;

          (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

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

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):

          (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (ii) reduce the principal or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under the caption
     "-- Offer to Purchase upon Change of Control" and "-- Offer to Purchase with Excess Asset Sale Proceeds");

          (iii) reduce the rate of or change the time for payment of interest on any Notes;

          (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (v) make any Note payable in money other than that stated in the Notes;

          (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes;

          (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the captions "-- Offer to Purchase upon Change of Control" and "-- Offer to Purchase with Excess Asset Sale Proceeds");

          (viii) make any change in the foregoing amendment and waiver provisions; or

          (ix) amend the Pledge Agreement or the Security Agreement or otherwise affect the interests of any Holder in the Pledged Securities or the Collateral, in each case in any manner that adversely affects the rights of any Holder or the Trustee.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

          (a) to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (c) to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation;

          (d) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture, the Pledge Agreement or the Security Agreement at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. No holder of any Note will have any right to institute any proceeding with respect to the Indenture, the Pledge Agreement or the Security Agreement or for any remedy under any thereof, unless
(i) such holder gives to the Trustee written notice of a continuing Event of Default, (ii) holders of at least 25% in principal amount of the then outstanding Notes make a written request to pursue the remedy, (iii) such holders of the Notes provide to the Trustee satisfactory indemnity and (iv) the Trustee does not comply within 60 days. Otherwise, no holder of any Note will have any right to institute any proceeding with respect to the Indenture, the Pledge Agreement or the Security Agreement or for any remedy under any thereof, except: (i) a holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on or Liquidated Damages with respect to such Note on or after the respective due dates expressed in such Note (including upon acceleration thereof) or (ii) the institution of any proceeding with respect to the Indenture, the Pledge Agreement or the Security Agreement or any remedy under any thereof, including without limitation acceleration, by the holders of a majority in principal amount of the outstanding Notes, provided that, upon institution of any proceeding or exercise of any remedy such holders provide the Trustee with prompt notice thereof.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchasers have entered into the Registration Rights Agreement on September 29, 1997. Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for a new issue of senior notes of the Company (the "Exchange Notes") registered under the Securities Act, with terms substantially identical to those of the Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer,
(B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such an Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 150 days after the Closing Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises (and in any event within 240 days after the Closing Date). If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement, (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture, the Registration Rights Agreement, the Pledge Agreement and the Security Agreement without charge by writing to the Company at 3165 Palms Centre Drive, Las Vegas, Nevada 89103, Attention: General Counsel.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

     "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) any Person or group (as defined above) other than the Permitted Holders is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Closing Date" means September 29, 1997.

     "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Common Stock Commitment" means the binding commitment of certain investors to purchase shares of Common Stock of the Company at a price to be agreed upon by the Company and such investors, which price shall be not less than $3.50 per share nor more than $5.00 per share, for an aggregate purchase price of $15.0 million if the Preferred Stock Offering has not been consummated before the sixtieth day following the Issue Date.

     "Consolidated Cash Flow Leverage Ratio" with respect to any Person means the ratio of the Consolidated Indebtedness of such Person to the Consolidated EBITDA of such Person for the relevant period; provided, however, that (1) if the Company or any Restricted Subsidiary of the Company has incurred any Indebtedness (including Acquired Debt) or if the Company has issued any Disqualified Stock or if any Restricted Subsidiary of the Company has issued any Preferred Stock since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Company, Consolidated EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company or its Restricted Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of such period through such date of determination, (2) if since the beginning of such period the Company or any Restricted Subsidiary of the Company has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for such period will be (A) reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for such period or (B) increased by an amount equal to Consolidated EBITDA (if negative) directly attributable thereto for such period and (3) if since the beginning of such period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) has made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired
Debt)) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company, provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness (including, without limitation, Acquired Debt) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated EBITDA" as of any date of determination means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) provision for taxes based on income or profits of such Person and its Subsidiaries or, in the case of the Company, its Restricted Subsidiaries for such period, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Subsidiaries or, in the case of the Company, its Restricted Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization, interest expense and other non-cash charges of, a Subsidiary or, in the case of the Company, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Subsidiary or, in the case of the Company, such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary, or, in the case of the Company, such Restricted Subsidiary or loaned to the Company by any such Subsidiary, or, in the case of the Company any such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or, in the case of the Company, any such Restricted Subsidiary or its stockholders.

     "Consolidated Indebtedness" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Subsidiaries or, in the case of the Company, its Restricted Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (a) the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated with respect to such Indebtedness), (b) the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and (c) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries or, in the case of the Company, its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (i) the Net Income of any Person that is not a Subsidiary or, in the case of the Company, a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary or, in the case of the Company, a Restricted Subsidiary thereof,

          (ii) the Net Income of any Subsidiary or, in the case of the Company, any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Subsidiary, or Restricted Subsidiary, as the case may be, of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or Restricted Subsidiary, as the case may be, or its stockholders,

          (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

          (iv) the cumulative effect of a change in accounting principles shall be excluded, and

          (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means the total amount shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which internal financial statements are then available, prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (a) any accumulated deficit and (b) any amounts attributable to Disqualified Stock.

     "Contingent Investment" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facility" means any credit facility entered into by and among the Company and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit facilities typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facility and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Notes contained in the covenant described under "-- Offer to Purchase Upon a Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "-- Offer to Purchase Upon Change of Control."

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

     "Eligible Receivable" means any Receivable not more than 90 days past due under its scheduled payment terms.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Equity Offering" means an underwritten offering of Capital Stock (other than Disqualified Stock) of the Company registered under the Securities Act.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

     "Existing Indebtedness" means all Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

     "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

     "ILEC" means the incumbent local exchange carrier.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person or by Restricted Subsidiaries of the Company, as the case may be, plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and provided further, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

     "Independent Appraiser" means a nationally recognized accounting, appraisal or investment banking firm experienced in the review of similar types of transactions which does not have, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Affiliate Transaction and which, in the opinion of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Agreements" means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of the Indenture.

     "Issue Date" means September 29, 1997.

     "Joint Venture" means a Person in the Telecommunications Business in which the Company holds less than a majority of the shares of Voting Stock or an Unrestricted Subsidiary in the Telecommunications Business.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Marketable Securities" means:

          (i) Government Securities;

          (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

          (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;

          (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

          (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

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

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or, in the case of the Company, any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries or, in the case of the Company, any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Restricted Subsidiary of the Company to cash.

     "Pari Passu Notes" means any notes issued by the Company which, by their terms and the terms of any indenture governing such notes, have an obligation to be repurchased by the Company upon the occurrence of an Asset Sale.

     "Permitted Holder" means (i) Circle F Ventures, LLC or any of its Affiliates, (ii) any of Maurice J. Gallagher, Jr., Timothy P. Flynn, Robert L. Priddy or Nield J. Montgomery or their respective spouses or lineal descendants and their respective spouses (collectively, the "Individual Family Holders") whether acting in their own name or as a majority of persons having the power to exercise the voting rights attached to, or having investment power over, shares held by others, (iii) any Affiliate of any member of the Individual Family Holders, (iv) any trust principally for the benefit of one or more members of the Individual Family Holders (whether or not any member of the Individual Family Holders is a trustee of such trust) and (v) any charitable foundation whose majority of members, trustees or directors, as the case may be, are persons referred to in (ii) above.

     "Permitted Investment" means (a) any Investments in the Company or any Restricted Subsidiary of the Company; (b) any Investments in Marketable Securities; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investments in property or assets to be used in (A) any line of business in which the Company or any of its Restricted Subsidiaries was engaged on the Issue Date or (B) any Telecommunications Business; (e) up to $20.0 million at any one time outstanding in Investments in Joint Ventures, provided, however, that Investments in Joint Ventures which are not also Unrestricted Subsidiaries shall not exceed $10.0 million at any one time outstanding; (f) Investments pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date or on the date a Subsidiary becomes a Restricted Subsidiary (provided that any such agreement was not entered into in contemplation of such Subsidiary becoming a Restricted Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (h) Hedging Obligations permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; (i) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant entitled "Asset Sales"; and (j) loans and advances to employees and officers of the Company or any of its Restricted Subsidiaries permitted under the covenant entitled "Transactions with Affiliates."

     "Permitted Liens" means (i) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clauses (a) and (b) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing, at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing, on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $3.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (ix) Liens on Telecommunications Related Assets existing during the time of the construction thereof; (x) Liens on Receivables to secure Indebtedness permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," but only to the extent that the outstanding amount of the Indebtedness secured by such Liens would not represent more than 80% of Eligible Receivables; (xi) Liens on Telecommunications Equipment required to be incurred pursuant to the covenant entitled "Security Interests"; and (xii) Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (i), (iii),
(iv), (v), (vi) or (x); but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased by more than the fees and expenses incurred in connection with such refinancing.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pledge Account" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the proceeds from the sale of the Notes.

     "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and between the Trustee and the Company, governing the disbursement of funds from the Pledge Account.

     "Pledged Securities" means the securities purchased by the Company with a portion of the proceeds from the sale of the Notes, which shall consist of Government Securities, to be deposited in the Pledge Account.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Preferred Stock Offering" means the offering of Convertible Preferred Stock of the Company to generate aggregate gross proceeds of at least $15.0 million.

     "Qualified Equity Offering" means an Equity Offering in which the net proceeds to the Company are not less than $25.0 million.

     "Receivables" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising:

(i) accounts; (ii) accounts receivable, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (iii) all unpaid seller's or lessor's rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom;
(iv) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods; (v) all reserves and credit balances with respect to any such accounts receivable or account debtors; (vi) all letters of credit, security, or Guarantees for any of the foregoing; (vii) all insurance policies or reports relating to any of the foregoing; (viii) all collection of deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing; and (x) all books and records relating to any of the foregoing.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

     "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Initial Purchasers.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payment Credit" means the sum of (i) any cash received by the Company as repayment of a Restricted Payment and (ii) the lesser of (x) the net book value of any Restricted Investment at the time it becomes a Permitted Investment, (y) the fair market value of such Restricted Investment at the time it becomes a Permitted Investment and (z) the original fair market value of such Restricted Investment at the time it was made.

     "Restricted Subsidiary" means any subsidiary of the Company that is not designated by the Board of Directors as an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary, or, in the case of the Company, a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries or, in the case of the Company, one of its Restricted Subsidiaries.

     "Security Agreement" means the Security Agreement, dated as of the date of the Indenture, by and between the Company and the Trustee, as collateral agent.

     "Security Documents" means the Security Agreement and any other agreements, instruments or documents entered into or delivered in connection with the Security Agreement, as such agreements, instruments or documents may from time to time be amended in accordance with their terms.

     "Senior Indebtedness" means any Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means (i) any Restricted Subsidiary that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and (ii) any Subsidiary which holds any permit or license which is material to the operations of the Company and its Restricted Subsidiaries taken as a whole.

     "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership
(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.

     "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities and (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business.

     "Telecommunications Equipment" means telecommunications switches and related equipment and inventory, including, without limitation, all remote switching nodes, modems, line cards, transport hardware and equipment or hardware necessary to install and operate the telecommunications switches.

     "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, real or personal, used or to be used, in connection with a Telecommunications Business.

     "Total Common Equity" of any Person means, as of any date of determination the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

     "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors.

     "Vendor Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; provided, that with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the lessee.

                             UNITED STATES FEDERAL
                INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES

     The following summary of all material federal income tax consequences of the exchange of Notes is based on the opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., counsel to the Company, which opinion has been filed as an exhibit to the Registration Statement. Such opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the Notes or the Exchange Offer. This discussion is for general information only and does not purport to address the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes other than the exchange of Outstanding Notes for Exchange Notes in this Exchange Offer.

     This summary deals only with holders that hold Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax exempt organizations, insurance companies, dealers in securities or currencies, persons that hold Notes as a position in a "straddle" for tax purposes, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a conversion transaction, or persons that have a "functional currency" other than the U.S. dollar. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     The exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" because the Exchange Notes should not be considered to differ materially in kind or extent from the Outstanding Notes. Rather, the Exchange Notes received by a holder of the Outstanding Notes should be treated as a continuation of the Outstanding Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Based on positions taken by the staff of the Commission set forth in no-action letters issued to Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company, or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions for the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the Initial Purchasers thereof) with the Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period of 365 days after the effective date of the Registration Statement, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents.

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

     Certain legal matters regarding the validity of the Exchange Notes offered hereby and the United States federal income tax consequences of the Exchange Offer will be passed upon for the Company by Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia. Certain shareholders of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. own approximately 60,000 shares of common stock of the Company.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1995 and for the year ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheets as of June 30, 1997 (unaudited) and December
  31, 1996 and 1995.........................................   F-3
Statements of Operations for the six months ended June 30,
  1997 (unaudited), for the year ended December 31, 1996,
  and for the period from October 16, 1995 (inception) to
  June 30, 1997 (unaudited).................................   F-4
Statements of Stockholders' Equity for the period from
  October 16, 1995 (inception) to December 31, 1996 and for
  the period from January 1, 1997 to June 30, 1997
  (unaudited)...............................................   F-5
Statements of Cash Flows for the six months ended June 30,
  1997 (unaudited), for the year ended December 31, 1996,
  and for the period from October 16, 1995 (inception) to
  June 30, 1997 (unaudited).................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MGC Communications, Inc.:

     We have audited the accompanying balance sheets of MGC Communications, Inc. (a development stage company) as of December 31, 1996 and 1995 (Note 1), and the related statements of operations and cash flows for the year ended December 31, 1996 and the statement of stockholders' equity for the period October 16, 1995 (inception) through December 31, 1996. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MGC Communications, Inc. (a development stage company) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

Las Vegas, Nevada
August 18, 1997

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                              DECEMBER 31,
                                                             JUNE 30,     --------------------
                                                               1997          1996        1995
                                                            -----------   -----------   ------
                                                            (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 7,859,638   $ 7,896,847   $   --
  Amounts receivable for shares issued (note 4)...........       20,000     1,153,589       --
  Accounts receivable:
     Trade, less allowance for doubtful accounts of
       $43,062 (unaudited) at June 30, 1997...............      265,285           314       --
     Other................................................      166,187         9,143       --
                                                            -----------   -----------   ------
          Total accounts receivable.......................      431,472         9,457       --
  Other current assets....................................       38,743        23,175       --
                                                            -----------   -----------   ------
          Total current assets............................    8,349,853     9,083,068       --
Property and equipment, net (note 3)......................    9,802,406     3,249,786       --
Other assets (note 4).....................................       31,921         5,678    1,000
                                                            -----------   -----------   ------
          Total assets....................................  $18,184,180   $12,338,532   $1,000
                                                            ===========   ===========   ======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
     Trade................................................  $   788,732   $    76,267   $   --
     Property and equipment...............................    4,743,476     1,371,798       --
  Accrued expenses:
     Payroll and related expenses.........................      231,331        98,549       --
     Other................................................       63,577           276       --
                                                            -----------   -----------   ------
          Total current liabilities.......................    5,827,116     1,546,890       --
                                                            -----------   -----------   ------
Commitments and contingencies (notes 5, 7 and 8)
Stockholders' equity (note 4):
  Common stock, $0.001 par value, 25,000,000 shares
     authorized, 14,141,000 (unaudited), 11,960,000, and
     400,000 shares issued and outstanding................       14,141        11,960      400
  Paid-in capital in excess of par value..................   16,630,859    12,271,040      600
  Deficit accumulated during the development stage........   (4,287,936)   (1,491,358)      --
                                                            -----------   -----------   ------
          Total stockholders' equity......................   12,357,064    10,791,642    1,000
                                                            -----------   -----------   ------
          Total liabilities and stockholders' equity......  $18,184,180   $12,338,532   $1,000
                                                            ===========   ===========   ======

                See accompanying notes to financial statements.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                         PERIOD FROM
                                                              SIX                        OCTOBER 16,
                                                          MONTHS ENDED    YEAR ENDED         1995
                                                            JUNE 30,     DECEMBER 31,   (INCEPTION) TO
                                                              1997           1996       JUNE 30, 1997
                                                          ------------   ------------   --------------
                                                          (UNAUDITED)                    (UNAUDITED)
Telecommunication services:
  Operating revenues....................................  $863,676....   $       751      $   864,427
  Cost of operating revenues (excluding depreciation
     shown below).......................................    1,360,005        304,936        1,664,941
                                                          -----------    -----------      -----------
          Gross profit (loss)...........................     (496,329)      (304,185)        (800,514)
                                                          -----------    -----------      -----------
Operating expenses:
  Selling, general and administrative...................    2,154,422        841,060        2,995,482
  Depreciation and amortization.........................      416,639         53,766          470,405
  Write-off of purchased software (note 7)..............           --        355,469          355,469
                                                          -----------    -----------      -----------
                                                          2,571,061..      1,250,295        3,821,356
                                                          -----------    -----------      -----------
          Loss from operations..........................   (3,067,390)    (1,554,480)      (4,621,870)
Other income (expense):
  Interest income.......................................      270,812         63,122          333,934
                                                          -----------    -----------      -----------
          Net loss......................................  $(2,796,578)   $(1,491,358)     $(4,287,936)
                                                          ===========    ===========      ===========
Net loss per share of common stock......................  $     (0.20)   $     (1.27)     $     (0.90)
                                                          ===========    ===========      ===========
Weighted average shares outstanding.....................   13,800,551      1,178,932        4,756,607
                                                          ===========    ===========      ===========

                See accompanying notes to financial statements.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

     FOR THE PERIOD FROM OCTOBER 16, 1995 (INCEPTION) TO DECEMBER 31, 1996
      AND FOR THE PERIOD FROM JANUARY 1, 1997 TO JUNE 30, 1997 (UNAUDITED)

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                                                      COMMON STOCK       CAPITAL IN    DURING THE        TOTAL
                                      PRICE PER   --------------------    EXCESS OF    DEVELOPMENT   STOCKHOLDERS'
                                        SHARE       SHARES     AMOUNT     PAR VALUE       STAGE         EQUITY
                                      ---------   ----------   -------   -----------   -----------   -------------
October 16, 1995
  (inception) -- Issuance of common
  stock for incorporation costs
  contributed by stockholder (note
  4)................................    0.0025       400,000   $   400   $       600   $        --    $     1,000
                                                  ----------   -------   -----------   -----------    -----------
Balance at December 31, 1995........                 400,000       400           600            --          1,000
Issuance of common stock for
  services contributed by
  stockholder (note 4)..............    0.0025       800,000       800         1,200            --          2,000
Issuance of common stock for cash
  (note 4)..........................    0.50       6,160,000     6,160     3,073,840            --      3,080,000
Issuance of common stock for cash
  (note 4)..........................    2.00       4,600,000     4,600     9,195,400            --      9,200,000
Net loss............................                      --        --            --    (1,491,358)    (1,491,358)
                                                  ----------   -------   -----------   -----------    -----------
Balance at December 31, 1996........              11,960,000    11,960    12,271,040    (1,491,358)    10,791,642
Issuance of common stock for cash
  (unaudited) (note 4)..............    2.00       2,181,000     2,181     4,359,819            --      4,362,000
Net loss (unaudited)................                      --        --            --    (2,796,578)    (2,796,578)
                                                  ----------   -------   -----------   -----------    -----------
Balance at June 30, 1997
  (unaudited).......................              14,141,000   $14,141   $16,630,859   $(4,287,936)   $12,357,064
                                                  ==========   =======   ===========   ===========    ===========

                See accompanying notes to financial statements.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                        PERIOD FROM
                                                          SIX MONTHS                    OCTOBER 16,
                                                             ENDED       YEAR ENDED         1995
                                                           JUNE 30,     DECEMBER 31,   (INCEPTION) TO
                                                             1997           1996       JUNE 30, 1997
                                                          -----------   ------------   --------------
                                                          (UNAUDITED)                   (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................  $(2,796,578)   $(1,491,358)    $(4,287,936)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization......................      416,639         53,766         470,405
     Provision for doubtful accounts....................      161,650             --         161,650
     Write-off of purchased software....................           --        355,469         355,469
     Stock issued for services rendered.................           --          2,000           2,000
     Changes in assets and liabilities:
       Increase in accounts receivable..................     (583,665)        (9,457)       (593,122)
       Increase in other current assets.................      (15,568)       (23,175)        (38,743)
       Increase in other assets.........................      (26,343)        (4,878)        (31,221)
       Increase in accounts payable -- trade............      712,465         76,267         788,732
       Increase in accrued expenses.....................      196,083         98,825         294,908
                                                          -----------    -----------     -----------
          Net cash used in operating activities.........   (1,935,317)      (942,541)     (2,877,858)
Cash flows from investing activities:
  Purchase of property and equipment....................   (3,597,481)    (2,287,023)     (5,884,504)
Cash flows from financing activities:
  Proceeds from issuance of common stock................    5,495,589     11,126,411      16,622,000
                                                          -----------    -----------     -----------
          Net (decrease) increase in cash...............      (37,209)     7,896,847       7,859,638
Cash and cash equivalents at beginning of period........    7,896,847             --              --
                                                          -----------    -----------     -----------
Cash and cash equivalents at the end of period..........  $ 7,859,638    $ 7,896,847     $ 7,859,638
                                                          ===========    ===========     ===========
Non-cash transactions:
  Stock issued for services rendered....................  $        --    $     2,000     $     2,000
                                                          ===========    ===========     ===========
  Stock issued for incorporation costs contributed by
     stockholder on October 16, 1995....................  $        --    $        --     $     1,000
                                                          ===========    ===========     ===========
  Increase in property and equipment purchases included
     in accounts payable -- property and equipment......  $ 3,371,678    $ 1,371,798     $ 4,743,476
                                                          ===========    ===========     ===========

                See accompanying notes to financial statements.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

DESCRIPTION OF BUSINESS

     MGC Communications, Inc. (the Company), a Nevada Corporation, was organized on October 16, 1995 as a competitive local exchange carrier to provide low cost alternative local telecommunication services to residential and small business users through the utilization of Company owned switches and network architecture leased from incumbent local exchange carriers. The Company's revenue operations commenced in December 1996.

PERIOD FROM OCTOBER 16, 1995 (INCEPTION) TO DECEMBER 31, 1995

     Statements of operations and cash flows for the period from October 16, 1995 (inception) to December 31, 1995 have been omitted as no revenues or expenses were recognized and no cash transactions occurred during the period. One non-cash transaction occurred during the period ended December 31, 1995 in which the Company issued 400,000 shares of $.001 par value common stock valued at $.0025 per share to the founding shareholder as reimbursement for incorporation costs.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial statements as of June 30, 1997 and for the six months ended June 30, 1997 are unaudited, but include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation.

REVENUE RECOGNITION

     The Company recognizes operating revenues from telecommunication services in the period the related services are provided.

COST OF OPERATING REVENUES

     The Company includes all direct and indirect costs in cost of operating revenues except depreciation which is reported separately on the statement of operations.

CASH AND CASH EQUIVALENTS

     The Company considers short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful life of the asset, which is generally 3-7 years.

     The costs of major remodeling and improvements on leased offices are capitalized as leasehold improvements. Leasehold improvements are depreciated on the straight-line method over the shorter of the life of the applicable lease or the useful life of the asset.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

INCOME TAXES

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

LOSS PER SHARE

     Loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. Usually equivalent shares in the form of stock options or other common stock equivalents are included in the calculation only when the effects are dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 Disclosure About Fair Value of Financial Instruments (SFAS 107) requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At June 30, 1997 (unaudited) and December 31, 1996, the carrying value of all financial instruments (accounts receivable, accrued expenses and accounts payable) approximates fair value due to the short term nature of the instruments.

LONG-LIVED ASSETS

     As required by Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121), management evaluates the carrying value of all long-lived assets to determine recoverability based generally on an analysis of non-discounted cash flows. Management believes no material impairment in the value of long-lived assets exists at June 30, 1997 (unaudited) or December 31, 1996.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128), which establishes standards for computing and presenting earnings per share (EPS). It replaces the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data should be restated to conform to SFAS 128.

     The Company will adopt SFAS 128 in the fourth quarter of 1997. The pro forma impact of SFAS 128, on the six months ended June 30, 1997 and the year ended December 31, 1996, is that basic and diluted EPS would have been equal to net loss per share of common stock as presented in the respective statements of operations.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure (SFAS 129). SFAS 129 establishes standards for disclosing information about an entity's capital structure. The Company currently complies with the disclosure requirements of this statement which is effective for periods ending after December 15, 1997. Implementation will not impact the Company's financial presentation of its capital structure.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity sections of a statement of financial position, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company is currently assessing the impact on the financial statements for the six months ended June 30, 1997 (unaudited) and for the year ended December 31, 1996, and believes that SFAS 130 will not result in comprehensive income different from net income as reported in the accompanying financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes additional standards for segment reporting in financial statements and is effective for fiscal years beginning after December 15, 1997. The Company currently operates as one segment.

USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  DEVELOPMENT STAGE COMPANY AND PLAN OF OPERATIONS

     The Company is a development stage company wherein the Company's activities consist primarily of acquiring telecommunications equipment, designing and developing the Company's networks, negotiating agreements with incumbent local exchange carriers for the utilization of their transport network architecture and raising capital. The Company began its operations in December 1996 by operating its first telephone switch in Las Vegas, Nevada. The Company plans to be operational in an additional two, seven, and seven suburban metropolitan areas by the end of 1997, 1998, and 1999, respectively. Expansion and development of the Company's business and services and the development of new markets require significant capital expenditures. The Company expects to fund its capital requirements through existing resources, debt or equity financing and internally generated funds.

     To the extent the Company is unable to achieve its funding plan, management has contingency plans which include curtailing capital expenditure activities, reducing infrastructure costs associated with expansion and development plans, achieving profitable operations as soon as practicable and raising additional capital from certain of the existing majority shareholders as may be necessary.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              JUNE 30,     DECEMBER 31,
                                                                1997           1996
                                                             ----------    ------------
                                                             (UNAUDITED)
Switching equipment........................................  $6,207,248     $2,812,531
Leasehold improvements.....................................     444,779        429,247
Computer hardware and software.............................     456,268         51,418
Office equipment...........................................      24,365             --
                                                             ----------     ----------
                                                              7,132,660      3,293,196
Less accumulated depreciation..............................    (459,949)       (43,410)
                                                             ----------     ----------
                                                              6,672,711      3,249,786
Switching equipment under construction.....................   3,129,695             --
                                                             ----------     ----------
          Net property and equipment.......................  $9,802,406     $3,249,786
                                                             ==========     ==========

(4)  COMMON STOCK

     On December 6, 1996, the Board of Directors approved a four-hundred-for-one stock split, effected in the form of a stock dividend distributed on December 31, 1996 to shareholders of record as of June 8, 1996. All share and per share data presented in the financial statements and notes thereto have been retroactively restated to give effect to this stock split.

     During 1995, in exchange for expending cash to incorporate the Company, a shareholder received 400,000 shares of $.001 par value common stock valued at $.0025 per share. The Company capitalized the value of the issued shares as organization costs included in other assets in the accompanying financial statements, which costs are being amortized over 60 months using the straight-line method of accounting.

     In April 1996, the Company issued 800,000 shares of $.001 par value common stock valued at $.0025 per share in exchange for services rendered by a stockholder.

     During 1996, NevTEL LLC (the "LLC") was formed for the purpose of funding the development stage of MGC Communications, Inc. In June 1996, the Company and LLC entered into an agreement whereby LLC would acquire 6,160,000 shares of $.001 par value common stock of the Company for $.50 per share. The agreement called for LLC to advance funds for operational expenses incurred by the Company (to be applied against the purchase price of the stock) until the Company produced operating revenues, at which time the remaining purchase price would be remitted to the Company, the Company's common stock would be issued to LLC owners and LLC would terminate. The agreement stipulated that the funds advanced for operational expenses were to be paid back to LLC if the Company did not generate operating revenue by December 31, 1996. The Company began revenue generating activities in December 1996. The shares were issued to LLC owners on December 31, 1996, at which time LLC terminated and the remaining purchase price was owed to the Company. Such amount was transferred to the Company in February 1997 and is classified as amounts receivable for shares issued at December 31, 1996.

     In December 1996, the Company offered 6,781,000 shares of $.001 par value common stock at $2.00 per share through private placement. In connection with this offering, the Company issued 2,181,000 (unaudited)

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

shares and 4,600,000 shares of $.001 par value common stock and received proceeds of $4,342,000 (unaudited) and $9,200,000 during the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. The remaining $20,000 of proceeds was received subsequent to June 30, 1997 (unaudited).

     In June 1997, the Company approved agreements with two key members of management granting them rights, expiring September 30, 1997, to purchase a total of 250,000 shares at $2.00 per share and 275,000 shares, at $2.50 per share. In both cases, the Company retains the right to repurchase these shares at their cost in the event of termination prior to certain dates and has agreed to finance the purchase price of the shares purchasable at $2.50 per share over a period of three years.

(5)  STOCK OPTION PLAN

     In June 1996, the Company adopted a stock option plan which allows the Board of Directors, through the Stock Option Committee, to grant incentives to employees in the form of incentive stock options and non-qualified stock options. As of June 30, 1997 (unaudited) and December 31, 1996, the Company has reserved 2,400,000 shares of common stock to be issued under the plan.

     Under the plan, substantially all options have been granted to employees at a price exceeding the then-current market price, as estimated by management, and vest primarily over a 5-year period. All options expire within ten years of the date of grant.

     Stock option transactions during 1997 and 1996 are as follows:

                                                               NUMBER         AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------    --------------
Outstanding at December 31, 1995............................         --           --
Granted.....................................................  1,353,100        $0.81
Canceled....................................................    (50,000)       $1.00
                                                              ---------
Outstanding at December 31, 1996............................  1,303,100        $0.81
Granted (unaudited).........................................    319,000        $3.93
Canceled (unaudited)........................................     (2,000)       $3.25
                                                              ---------
Outstanding at June 30, 1997 (unaudited)....................  1,620,100        $1.42
                                                              =========
Exercisable at December 31, 1996............................     19,600        $2.00
                                                              =========
Exercisable at June 30, 1997 (unaudited)....................    211,600        $0.76
                                                              =========

     The weighted average fair value of each of the options issued during the year ended December 31, 1996, substantially all of which have been granted at a price exceeding the then current market price as estimated by management, was estimated to be $0.55 using an option pricing model with the following assumptions: dividend yield of 0%; expected option life of 6.5 years; and risk free interest rate of 6.12%.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                WEIGHTED
                  NUMBER         AVERAGE     WEIGHTED       NUMBER       WEIGHTED
 RANGE OF     OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
 EXERCISE      DECEMBER 31,    CONTRACTUAL   EXERCISE    DECEMBER 31,    EXERCISE
   PRICE           1996           LIFE        PRICE          1996         PRICE
-----------   --------------   -----------   --------   --------------   --------
$0.50             700,000      9.25 years     $0.50           --          N/A

$1.00             503,500      9.60 years     $1.00           --          N/A

$2.00              99,600      9.92 years     $2.00         19,600       $2.00
                ---------                                   ------

$0.50-$2.00     1,303,100      9.44 years     $0.81         19,600       $2.00
                =========                                   ======

     The Company applied Accounting Principles Board (APB) Opinion No. 25 in accounting for its plan. No compensation expense was recognized for the six months ended June 30, 1997 (unaudited) and for the year ended December 31, 1996. Had the Company determined compensation cost based on the minimum value method under SFAS 123, the Company's net loss for the year ended December 31, 1996 would have increased by approximately $10,000.

(6)  INCOME TAXES

     The Company has incurred net operating losses for both financial reporting and income tax purposes since inception. As of June 30, 1997 and December 31, 1996, the Company has net operating loss carryforwards for income tax reporting purposes totaling approximately $4,215,840 (unaudited) and $787,906, respectively. The deferred tax asset arising from such net operating loss carryforward and temporary differences aggregates approximately $1,498,819 (unaudited) and $521,621 at June 30, 1997 and December 31, 1996, respectively. A valuation allowance is provided for amounts of the deferred tax asset for which it cannot be concluded that future realization is more likely than not. Inasmuch as the Company has not achieved profitable operations, a valuation allowance has been provided for 100% of such deferred tax asset.

(7)  COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

     During the year ended December 31, 1996, the Company entered into a lease agreement for its offices and switching facility in Las Vegas. During the six months ended June 30, 1997, the Company entered into lease agreements for additional offices in Las Vegas and its offices and switching facility in Atlanta. Minimum

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

future obligations on the leases in effect as of June 30, 1997 (unaudited) and December 31, 1996 are as follows:

                                                              LEASES IN EFFECT AS OF:
                                                             --------------------------
                                                              JUNE 30,     DECEMBER 31,
                                                                1997           1996
                                                             ----------    ------------
                                                             (UNAUDITED)
Payments during the year ending December 31:
  1997.....................................................  $  149,865      $ 67,146
  1998.....................................................     147,285        69,156
  1999.....................................................     151,704        71,226
  2000.....................................................     156,255        73,362
  2001.....................................................     122,596        37,224
  Thereafter...............................................     517,032            --
                                                             ----------      --------
                                                             $1,244,737      $318,114
                                                             ==========      ========

     Rent expense was $52,665 (unaudited) and $33,078 for the six-months ended June 30, 1997 and the year ended December 31, 1996, respectively.

LAWSUITS

     During 1996, the Company entered into an agreement to purchase software and hardware for a total purchase price of approximately $465,000 plus access line, installation and training charges. As of December 31, 1996, the Company had made payments of approximately $365,000 pursuant to the contract. Subsequent to entering into the agreement, the Company discovered fundamental inadequacies of the system and determined the asset to have no future value to the Company. Accordingly, the asset was written down to zero.

     In February 1997, the Company brought suit against the provider in federal district court in Nevada requesting recission of the contract and seeking return of amounts paid. The provider has counterclaimed that the Company still owes it approximately $200,000 under the contract. The suit is currently in the discovery phase. In the opinion of management, the ultimate disposition of this matter will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

PURCHASE COMMITMENTS

     In May 1997, the Company signed an agreement to purchase 20 Northern Telecom DMS-500 switches and related AccessNodes. As of June 30, 1997, the Company had approximately $44,135,000 (unaudited) of remaining purchase commitments for the purchase of switching equipment. The agreement provides for Northern Telecom to hold a security interest in the equipment until the equipment is paid for.

     In May 1997, the Company entered into an agreement with a company, the owner of which is a stockholder of the Company, for the purchase of certain computer software pursuant to which the Company is required to pay the contract price of $600,000 in six equal monthly installments beginning July 1, 1997. At June 30, 1997, $280,000 is included in accounts payable for property and equipment related to this agreement. Subsequent to entering into the agreement, the stockholder became an officer of the Company.

                            MGC COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               JUNE 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995
  (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED.)

     In June 1997, in connection with the switching facility in Atlanta, the Company entered into an agreement for leasehold improvements of approximately $298,000.

INTERCONNECTION AGREEMENTS

     In September 1996, March 1997 and May 1997, the Company signed interconnection agreements with Sprint for operations in Nevada, Bell South for operations in Georgia, and GTE for operations in California, respectively. These agreements expire from November 1998 to March 2000.

     The Company is disputing certain bills from Sprint for resale services and has not recorded disputed amounts aggregating approximately $148,000 (unaudited) at June 30, 1997. Management believes the liability it has recorded for these services is the probable outcome of this matter and that the resolution of this matter will not have an adverse effect on the Company's financial position, results of operations, or liquidity.

     Certain rates per the Sprint interconnection agreement have been established at the Federal Communications Commission (FCC) proxy rates and are subject to adjustment upon final negotiations. The Company has recorded costs of sales related to this agreement in amounts which are management's best estimates of the probable outcome of the final negotiated rates, which are less than the FCC proxy rates. The difference, which totals approximately $105,000 (unaudited) at June 30, 1997, has not been recorded in the accompanying financial statements. Management believes that the resolution of this matter will not have an adverse effect on the Company's financial position, results of operations, or liquidity.

(8)  SUBSEQUENT EVENTS

     In July 1997, the Company entered into an agreement to lease up to 24,125 square feet of additional space beginning in January 1998. This building will house the Company's new corporate headquarters, national customer service operations, national sales personnel, Las Vegas sales personnel, and general administration. This building is owned by two of the Company's principal stockholders and directors. Management believes the terms and conditions of this agreement are equal to or better than the terms which would be available from an unaffiliated lessor.

     In July 1997, the Company purchased a building in Pomona, California for approximately $260,000 to house the offices and switching facility to be located there. In connection with this building, in July 1997, the Company entered into an agreement for building improvements of approximately $250,000.

                                                                         ANNEX A

                            MGC COMMUNICATIONS, INC.

                                    GLOSSARY

     Access Charges -- The charges paid by an interexchange carrier to an ILEC/CLEC for the origination or termination of the IXC's customer's long distance calls.

     Access Line -- A circuit that connects a telephone user (customer) to the public switched telephone network. The access line usually connects to a telephone at the customer's end.

     Bell System -- The name given to the large, single entity that comprised what are today AT&T and the RBOCs, including Bell Laboratories and other subsidiaries.

     CAP (Competitive Access Provider) -- A name for a category of local service provider that appeared in the late 1980's, who competed with local telephone companies by placing its own fiber optic cables in a city and sold various private line telecommunications services in direct competition to the local telephone company.

     CAP/CLEC -- First appearing in the early 1980's, Competitive Access Providers (CAPs) resulted from the original deregulation of the telecommunications industry. CAPs control (either through contractual arrangement or actual construction) fiber routes which serve as an alternative means of access to long distance carriers. CAP facilities provide a "buy-pass" to the traditional means of routing long distance traffic through the RBOC/ILEC. With the passage of the Act, many CAPs are now also entering the competitive local phone service arena.

     Central Office (CO) -- The switching center and/or central circuit termination facility of a local telephone company.

     CLEC (Competitive Local Exchange Carrier) -- A category of telephone service provider (carrier) that offers services similar to the former monopoly local telephone company, as recently allowed by changes in telecommunications law and regulation. A CLEC may also provide other types of telecommunications services (long distance, etc.).

     CLEC Certification -- Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer local exchange telephone services in direct competition with the incumbent LEC and other CLECs. Such certifications are granted on a state by state basis.

     COCOT -- Customer owned, coin operated telephone lines.

     Communications Act of 1934 -- The first major federal legislation that established rules for broadcast and non-broadcast communications, including both wireless and wired telephone service.

     FCC (Federal Communications Commission) -- The US Government organization charged with the oversight of all public communications media.

     Facilities-based -- A telecommunications provider that delivers its services to the end-user via owned switches and leased (or owned) transport in contrast to a reseller of an ILEC's services.

     ILEC (Incumbent Local Exchange Carrier) -- The local exchange carrier that was the monopoly carrier, prior to the opening of local exchange services to competition.

     ILEC Collocation -- A location serving as the interface point for a CLEC's network interconnection to the ILEC. Collocation can be 1) physical, in which the CLEC "builds" a fiber optic network extension into the ILEC central office, or 2) virtual, in which the CLEC leases a facility, similar to that which it might build, to affect a presence in the ILEC central office.

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

     Interconnection (co-carrier) Agreement -- A contract between an ILEC and a CLEC for the interconnection of the two networks, for the purpose of mutual passing of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

     Interexchange Services -- Telecommunications services that are provided between two exchange areas, generally meaning between two cities, i.e. long distance.

     Interim Number Portability -- A temporary technique that allows local exchange service customers of an ILEC to keep their existing telephone number, while moving their service to a CLEC. The interim technique uses a central office feature called remote call forwarding. The permanent solution to number portability is to be implemented over the next few years.

     IXC (Interexchange Carrier) -- A provider of telecommunications services that extend between exchanges or cities.

     LATA (Local Access and Transport Area) -- A geographic area inside of which an ILEC can offer switched telecommunications services, even long distance (known as local toll). There are 161 LATAs in the continental US. The LATA boundaries were established at the Divestiture of the RBOCs.

     Local Exchange -- An area inside of which telephone calls are generally completed without any toll, or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

     Local Exchange Services -- Telephone services that are provided within a local exchange. These usually refer to local calling services (dial tone services.) Business local exchange services include Centrex, access lines and trunks and COCOT.

     POP (Point of Presence) -- A location where a carrier, usually an IXC, has located transmission and terminating equipment to connect its network to the networks of other carriers or to customers.

     RBOC (Regional Bell Operating Company) -- One of the ILECs created by the Divestiture of the local exchange business by AT&T. These include BellSouth, NYNEX, Bell Atlantic, Ameritech, US West, SBC and PacBell.

     Tier I Markets -- Major metropolitan areas of the United States, with a minimum population of one million people.

     Tier II Sectors -- The suburban areas surrounding the core urban areas of Tier I Markets.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation of the Registrant provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Nevada law. Under current Nevada law, directors would remain liable for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a stockholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

     The Registrant also has the obligation, pursuant to such Registrant's By-laws, to indemnify any director or officer of the Registrant for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Nevada General Corporation Law at the time of any such indemnification.

     The Registration Rights Agreement filed as Exhibit 4.2 hereto contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the Initial Purchasers and other holders of Notes.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration
Statement:

 3.1    --   Articles of Incorporation of the Registrant, as amended.
 3.2    --   Bylaws of the Registrant.
 4.1    --   Indenture dated as of September 29, 1997, between the
             Company and Marine Midland Bank, as Trustee.
 4.2    --   Registration Rights Agreement dated as of September 29, 1997 among the Company, Bear, Stearns & Co., Inc. and Furman Selz
             LLC.
 4.3    --   Security Agreement dated as of September 29, 1997, between the Company and Marine Midland Bank.
 4.4    --   Collateral Pledge and Security Agreement dated as of
             September 29, 1997, between the Company and Marine Midland
             Bank.
 4.5    --   Form of Note (included in Exhibit 4.1).
 5.1    --   Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.*
 8.1    --   Tax Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson,
             P.C.*
10.1    --   Network Products Purchase Agreement dated May 21, 1997,
             between the Company and Northern Telecom, Inc.*
10.2    --   Employment/Stock Repurchase Agreement dated as of June 1996 between the Company and Nield J. Montgomery, as amended as of September 1, 1997.
10.3    --   Employment and Stock Repurchase Agreement dated May 28,
             1997, between the Company and John Boersma.
10.4    --   Stock Purchase Agreement dated August 29, 1997, between the
             Company and Mitchell Allee.
10.5    --   Stock Option Plan.

10.6    --   Purchase Agreement dated September 24, 1997, among the
             Company, Bear, Stearns & Co. Inc. and Furman Selz LLC.
10.7    --   Warrant Agreement dated September 29, 1997, between the
             Company and Marine Midland Bank.
10.8    --   Warrant Registration Rights Agreement dated as of September
             29, 1997, among the Company, Bear, Stearns & Co. Inc. and
             Furman Selz LLC.
10.9    --   Private Placement Bank Escrow Agreement dated September 1997 among the Company, Bear, Stearns & Co. Inc. and certain
             investors identified therein.
10.10   --   Standard Office Lease Agreement dated July 1, 1997, between the Company and Cheyenne Investments L.L.C.
12.1    --   Computation of ratio of earnings to fixed charges.
23.1    --   Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
             (included in Exhibits 5.1 and 8.1)
23.2    --   Consent of KPMG Peat Marwick LLP.
24.1    --   Powers of Attorney (included on signature page).
25.1    --   Statement of Eligibility of Trustee.
27.1    --   Financial Data Schedule (for SEC use only).
99.1    --   Form of Transmittal Letter.*
99.2    --   Form of Notice of Guaranteed Delivery.*

---------------

* To be filed by amendment.

     (b) Financial Statement Schedule

     The following Financial Statement Schedule is filed as part of the Registration Statement.

     Schedule II -- Valuation and Qualifying Accounts.

     All other financial statement schedules have been omitted because the required information is not present or not present in amounts to require submission of the schedules, or because the information required is included in the financial statements.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) (i) The undersigned Registrant hereby undertakes:

          (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unissued at the termination of the offering.

     (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on the 28th day of October, 1997.

                                          MGC COMMUNICATIONS, INC.

                                          By:    /s/ NIELD J. MONTGOMERY
                                            ------------------------------------
                                                    Nield J. Montgomery
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MAURICE J. GALLAGHER, JR. and NIELD J. MONTGOMERY, and either of them (with full power in each to act alone), his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on the 28th day of October, 1997.

               /s/ NIELD J. MONTGOMERY                   President (principal executive officer) and Director
-----------------------------------------------------
                 Nield J. Montgomery

            /s/ MAURICE J. GALLAGHER, JR.                Chairman of the Board and Director
-----------------------------------------------------
              Maurice J. Gallagher, Jr.

                /s/ LINDA M. SUNBURY                     Vice President -- Administration
-----------------------------------------------------      (principal financial and accounting officer)
                  Linda M. Sunbury

                /s/ TIMOTHY P. FLYNN                     Director
-----------------------------------------------------
                  Timothy P. Flynn

                                                         Director
-----------------------------------------------------
                   Jack L. Hancock

MGC COMMUNICATIONS, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
SIX MONTHS ENDED JUNE 30, 1997 AND THE YEAR ENDED DECEMBER 31, 1996

                                        Balance         Charged                      Deductions     Balance
                                      at beginning     to Costs          Other          from        at end
                                       of period     and Expenses      additions      reserves     of period
                                      ----------------------------------------------------------------------
                                                                                         (1)
DEDUCTIONS FROM ASSETS

June 30, 1997
-------------
Allowance for Doubtful Accounts                0        161,650                        118,588       43,062


December 31, 1996
-----------------
Allowance for Doubtful Accounts                0              0              0               0            0




(1) Principally accounts written off.







                                      S-1